Exhibit 10.1

EXECUTION VERSION

CONSTRUCTION LOAN AGREEMENT

by and between

FMF MOREHEAD LLC, a Delaware limited liability company

and

PNC BANK, NATIONAL ASSOCIATION, a national banking association

Closing Date:  October 16, 2015

Kenilworth Avenue and East Morehead Street
Charlotte, Mecklenburg County, North Carolina

The Dillon Apartments

i

	4.20	Subcontractors	34
	4.21	Purchase of Materials and Conditional Sales Contracts	34
	4.22	Personal Property	34
	4.23	Repairs	35
	4.24	Inspection and Right to Stop Work	35
	4.25	Protection Against Lien Claims	35
	4.26	Plans and Benefit Arrangements	36
	4.27	Security Deposits	36
	4.28	Conditions Precedent	36
	4.29	Compliance With Project Documents	36
	4.30	Maintenance of Properties	36
	4.31	Maintenance of Patents, Trademarks, Etc.	36
	4.32	Use of Proceeds	36
	4.33	Single Purpose Entity	36
	4.34	Subguard Policy	37
	4.35	Development and Management of the Project	37
	4.36	Keepwell	37
	4.37	Project Account and Permanent Financing Services; Tenant Lockbox	38
	4.38	Anti-Money Laundering/International Trade Law Compliance	38
5.	NEGATIVE COVENANTS		38
	5.1	Changes in Organizational Documents	38
	5.2	Transfer of Land and Improvements	39
	5.3	Change in Ownership	39
	5.4	Liquidations, Mergers, Consolidations, Acquisitions	39
	5.5	Breach of Construction and Development Documents	39
	5.6	Judgments	39
	5.7	Leasing of Premises	39
	5.8	Changes in Construction Documents	39
	5.9	Reserved	40
	5.10	Continuation of or Change in Business	40
	5.11	Liens	40
	5.12	Value of Collateral	40
	5.13	Transfer of Personalty on Land or Improvements	40
	5.14	Disposition of Rents	40
	5.15	Indebtedness	40
	5.16	Dividends and Related Distributions	40
	5.17	Materials and Fixtures	41
	5.18	Pension Plans and Benefit Arrangements	41
	5.19	Financial Covenants	42
6.	CLOSING AND DISBURSEMENT MATTERS		42
	6.1	Procedures	42
	6.2	Disbursement Amounts	44
	6.3	Cost Information	46
	6.4	Closing Conditions	46
	6.5	First and Subsequent Disbursements	47
	6.6	Retainage Disbursements	48

	6.7	Deposit of Funds by Borrower	50
	6.8	Additional Security	50
7.	REPORTING REQUIREMENTS		50
	7.1	Appraisals, Title Reports and Environmental Reports	50
	7.2	Financial Reports	51
8.	REPRESENTATIONS AND WARRANTIES		51
	8.1	Due Formation; Capacity	51
	8.2	Power and Authority	52
	8.3	Validity and Binding Effect	52
	8.4	No Conflict	52
	8.5	Material Contracts	52
	8.6	No Potential Default or Event of Default; Compliance with Instruments	52
	8.7	No Litigation or Investigations	53
	8.8	Financial Statements and Other Information	53
	8.9	Title Aspects	53
	8.10	Zoning and Governmental Approvals	54
	8.11	Plans	54
	8.12	Utilities	54
	8.13	Security Interests	54
	8.14	Deed of Trust Liens	54
	8.15	Compliance with Laws	55
	8.16	Construction and Development Documents	55
	8.17	Development Budget	55
	8.18	Solvency	55
	8.19	Pension Plans and Benefit Arrangements	55
	8.20	Investment Companies; Regulated Entities	56
	8.21	Use of Proceeds; Margin Stock	57
	8.22	Full Disclosure	57
	8.23	Impositions	57
	8.24	Consents and Approvals	57
	8.25	Anti-Money Laundering/International Trade Law Compliance	57
9.	DEFAULTS AND REMEDIES		58
	9.1	Events of Default	58
	9.2	Remedies	61
	9.3	Notice of Sale	63
10.	MISCELLANEOUS		63
	10.1	Modifications; No Implied Waivers; Cumulative Remedies; Writing Required	63
	10.2	Reimbursement and Indemnification of Lender by Borrower; Impositions	64
	10.3	Holidays	64
	10.4	Funding by Branch, Subsidiary or Affiliate	65
	10.5	Notices	65
	10.6	Severability	66
	10.7	Governing Law	66
	10.8	Prior Understanding	66
	10.9	Duration; Survival	66
	10.10	Successors and Assigns	66

10.11	Confidentiality	67
10.12	Counterparts	68
10.13	Lender’s Consent	68
10.14	Exceptions	68
10.15	Consent to Forum	68
10.16	No Third Parties Benefited	68
10.17	Authority to File Notices	68
10.18	Signs; Publicity	69
10.19	Interpretation	69
10.20	Status of Parties	69
10.21	Brokerage Fee	69
10.22	Dispute Resolution	69
10.23	Time of Essence	70
10.24	USA Patriot Act Notice	70

LIST OF SCHEDULES

Schedule 1.1(B)	Names, Addresses, Telephone Numbers, Facsimile Numbers and E-Mail Addresses of Loan Parties and Lender

Schedule 4.20	List of Major Subcontracts

Schedule 6.1	Form of Construction Endorsement

LIST OF EXHIBITS

Exhibit 1.1(C)	Certificate of Debt Service Coverage Ratio

Exhibit 1.1(D)	Development Budget

Exhibit 2.5	Extension Notice

Exhibit 3.2	Interest Rate Request

Exhibit 4.28	Items to be Delivered

Exhibit 6.1	Form of Request for Disbursement

Exhibit 6.2	Off-Site Stored Materials Requirements

Exhibit 6.4(A)	Form of General Contractor’s Consent

Exhibit 6.4(B)	Form of Certificate of Architect and Engineer

Exhibit 6.4(C)	Form of Architect’s and Engineer’s Consent

Exhibit 7.2	Financial Reporting Requirements

CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (together with the Exhibits, as the foregoing may be from time to time amended, modified, extended, renewed, refinanced and/or supplemented, referred to as this “Agreement”) is made as of October 16, 2015 by and between FMF MOREHEAD LLC, a Delaware limited liability company (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

WITNESSETH:

WHEREAS, Borrower has requested that Lender provide a construction loan to Borrower in a principal amount not to exceed $52,000,000 (each initially capitalized term used in these recitals having the meaning ascribed to it in Article 1 [Definitions] of this Agreement);

WHEREAS, the Loan shall be used to finance the costs of acquiring the Land and constructing and equipping the Improvements; and

WHEREAS, Lender is willing to provide the Loan upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.             DEFINITIONS

1.1          Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting stock (or in the case of a Person which is not a corporation, more than 10% of the equity interest) of such Person, or (iii) 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” shall have the meaning assigned and ascribed to such term as set forth in the preamble of this Agreement.

“Annual Statements” shall have the meaning assigned to that term in Section 8.8 [Financial Statements and Other Information] hereof.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Appraisal” shall mean a written appraisal prepared by an independent appraiser engaged by Lender at Borrower’s sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to Lender’s customary independent appraisal requirements.

“Appraised Value As-Is” shall mean the “As Is” dollar value of the Project, as determined by an Appraisal of the Project.

“Appraised Value-As-Stabilized” shall mean, as of any date of determination, the “As Stabilized” dollar value of the Project, as determined by an Appraisal of the Project.

“Architect” shall mean DAS Architecture Inc., or such other architect as may be expressly consented to or approved by Lender in writing prior to Borrower’s engagement of such other architect.

“Architect’s Agreement” shall mean that certain AIA Document B101 2007 Standard Form of Agreement Between Owner and Architect dated April 30, 2014 between Borrower and Architect, as amended from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Assignment of Construction and Development Documents” shall mean that certain Assignment of Construction and Development Documents of even date herewith from Borrower to Lender, as the same may be amended, replaced or supplemented from time to time in writing by Borrower and Lender.

“Assignment of Leases and Rents” shall mean that certain Assignment of Leases and Rents of even date herewith from Borrower to Lender, as the same may be amended, replaced or supplemented from time to time in writing by Borrower and Lender.

“Assignment of Management Agreement” shall mean an Assignment and Subordination of Property Management Agreement to be entered into after the date hereof from Borrower and Property Manager to Lender in form acceptable to Lender, as the same may be amended, replaced or supplemented from time to time in writing by Borrower and Lender.

“Authorized Officer” shall mean those Persons, designated by written notice to Lender from Borrower, authorized to execute notices, reports and other documents for the benefit of Borrower.  Borrower may amend such list of Persons from time to time by giving written notice of such amendment to Lender.

“Base Rate” shall mean for any day a fluctuating per annum rate of interest equal to the greatest of (i) the interest rate per annum announced from time to time by Lender at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by Lender, (ii) the Federal Funds Open Rate plus 0.5% per annum, or

(iii) the Daily LIBOR Rate plus 1.0%, so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.  Any change in the Base Rate (or any component thereof) will take effect as of the opening of the business on the day such change occurs.

“Base Rate Option” shall have the meaning assigned to that term in Section 3.1(a) [Base Rate Option] hereof.

“Base Rate Spread” shall mean one and one-half percent (1.50%).

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Pension Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Borrower” shall have the meaning assigned to such term as set forth in the preamble of this Agreement.

“Borrowing Date” shall mean the date of the making of an advance of the Loan or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of the Loan outstanding as follows:  (i) any portion of the Loan to which a LIBOR Rate Option applies which becomes subject to the same Interest Rate Option by reason of the selection, conversion to or renewal thereof by Borrower and which have the same Interest Period shall constitute one Borrowing Tranche; and (ii) all portions of the Loan to which the Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial lenders are authorized or required to be closed for business in Pittsburgh, Pennsylvania and, if the applicable Business Day relates to any Borrowing Tranche to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Category” shall have the meaning assigned to that term in Section 4.18 [Changes in Construction and Development Documents] hereof.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Debt Service Coverage Ratio” shall mean the Certificate of Debt Service Coverage Ratio in the form of Exhibit 1.1(C) hereto.

“Certificate of Occupancy” shall mean an unconditional (or conditional with conditions acceptable to Lender) certificate of occupancy, together with any and all other Governmental Approvals required for use and occupancy of all Improvements.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change In Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities with respect to capital adequacy shall be deemed to be a Change In Law regardless of the date adopted, issued, promulgated or implemented.

“Closing Date” shall mean October 16, 2015, the date which is the effective date of this Agreement.

“Closing Fee” shall mean a fee equal to $312,000 (equal to 0.60% of the maximum principal amount of the Loan) and payable to Lender on the Closing Date.

“Collateral” shall mean the real estate encumbered by the Deed of Trust and all other security pledged pursuant to this Agreement and the Collateral Documents including, without limitation, any personal or real property.

“Collateral Documents” shall mean the Deed of Trust, the Assignment of Leases and Rents, the Assignment of Development Agreement, the Assignment of Management Agreement, the Financing Statements and any other documents securing the Loan, as the same may from time to time be amended, renewed, extended or replaced.

“Completion Date” shall mean the date on which Completion of Construction occurs, which date shall in no event be later than the Required Completion Date.

“Completion Guaranty” shall mean that certain Agreement of Guaranty and Suretyship (Completion), of even date herewith, given by Guarantor to Lender, as the same may be amended, replaced or supplemented from time to time in writing by Guarantor with the prior written consent of Lender.

“Completion of Construction” shall mean that the conditions of paragraph (c) of Section 6.6 [Retainage Disbursements] hereof are satisfied.

“Conditions for Extension” shall mean the provision by Borrower to Lender of evidence satisfactory to Lender of Borrower’s compliance with the following:

(i)          no Event of Default shall have occurred and be continuing on the date of the exercise of the Extension Option and on the first day of the Extension Period, as evidenced by a certificate from Borrower to Lender certifying the foregoing;

(ii)         Completion of Construction shall have been achieved prior to the exercise of the first Extension Option, as evidenced by Certificates of Occupancy for the

Improvements and the entire Project shall be free of Liens and encumbrances (except for Permitted Encumbrances);

(iii)        the Debt Service Coverage Ratio for the Project (a) as measured on the last day of the calendar month preceding the date of exercise of the first Extension Option for the three (3) calendar months then ended shall not be less than 1.20 to 1.00 (“First Extension DSCR Test”) or (b) as measured on the last day of the calendar month preceding the date of exercise of the second Extension Option for the three (3) calendar months then ended shall not be less than 1.25 to 1.00 (“Second Extension DSCR Test”, and together with the First Extension DSCR Test, as applicable, “Extension DSCR Test”), as evidenced by Borrower’s delivery of the Certificate of Debt Service Coverage Ratio in the form of Exhibit 1.1(C) attached hereto, together with delivery of its notice of election to exercise the applicable Extension Option; provided, however, in the event that Borrower shall fail to achieve the applicable Extension DSCR Test, Borrower may make a permanent principal payment to Lender in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the applicable Extension DSCR Test is satisfied, so long as the other Conditions for Extension are met;

(iv)        prior to the exercise of the first Extension Option only, the outstanding principal balance of the Loan shall not exceed  sixty-five percent (65%) of the Appraised Value As-Is of the Project, as determined by an updated Appraisal of the Project which shall be engaged by Lender at Borrower’s expense and which shall be performed and dated no earlier than ninety (90) days prior to the initial Expiration Date (“Extension LTV Test”); provided, however, in the event that Borrower shall fail to achieve the Extension LTV Test, Borrower may make a permanent principal payment to Lender in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the Extension LTV Test is satisfied, so long as the other Conditions for Extension are met;

(v)         Guarantor shall be in compliance with the Guarantor Financial Covenants as of the end of the most recent calendar quarter ending at least forty-five (45) days prior to the commencement of the applicable Extension Period, as evidenced by a certificate signed by an Authorized Officer on behalf of Guarantor, in the form of Exhibit C to the Payment Guaranty, containing calculations in sufficient detail to demonstrate compliance with all Guarantor Financial Covenants; and

(vi)        together with its notice to exercise the applicable Extension Option, Borrower shall pay, in the case of each applicable Extension Option, the Extension Fee.

“Construction and Development Documents” shall mean the Construction Contracts, the Architect’s Agreement, the Engineer’s Agreement, the Plans, the Governmental Approvals and all other instruments, documents and rights relating to the design, construction and development of the Improvements, together with all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Construction Contracts” shall mean the General Construction Contract, together with all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Construction Loan Endorsement” shall mean a date down endorsement to the Title Insurance Policy issued to Lender which extends the date of the Title Insurance Policy or other evidence acceptable to Lender in its sole discretion (in substantially the form attached hereto as Schedule 6.1 and made a part hereof) evidencing that nothing has intervened to affect the validity or priority of the Deed of Trust and insuring the Deed of Trust as a first lien on Borrower’s fee simple interest in the property listed on Exhibit A to the Deed of Trust.

“Contractor” shall mean Cambridge Swinerton Builders, Inc. or such other substitute, replacement or additional contractor as may be approved by Lender in writing prior to Borrower’s engagement of such other substitute, replacement or additional contractor.

“Covered Entity” shall mean (a) Borrower, each of Borrower’s subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Lender by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“Debt Service” shall mean, for any period, as determined on an annualized basis, the highest of (i) the actual interest expense and required principal payments to be paid by Borrower during such period, or (ii) the sum of all principal and interest payments that would be payable over a twelve (12)-month period with respect to a loan in the amount outstanding from time to time during such period based upon a thirty (30) year mortgage-style amortization schedule at a rate equal to the higher of: (a) five and three-quarter percent (5.75%) or (b) two percent (2.0%) above the Treasury Rate.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of Net Operating Income (for the three (3) months prior to the date of determination, annualized), to Debt Service for the same period, also annualized.

“Deed of Trust” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith from Borrower as grantor to the trustee set forth therein for the benefit of Lender for the purpose of securing the Obligations evidenced by the Note, as the same may be amended, replaced or supplemented from time to time in writing with the prior written consent of Lender.

“Default Rate” shall mean interest at a rate per annum that is three percent (3.0%) (based upon a year of 360 days and actual days elapsed) in excess of the rate or rates otherwise in effect under this Agreement.

“Development Budget” shall mean the Development Budget attached to this Agreement as Exhibit 1.1(D), as the same may be amended from time to time in writing by Borrower and approved by Lender in accordance with Section 6.3 [Cost Information] hereof.

“Disbursement Request” shall mean any request for proceeds of the Loan in accordance with Article 6 [Closing and Disbursement Matters] hereof.

“Dollar,” “Dollars,” “U.S. Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Loan Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Loan Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Engineer” shall mean Land Design, Inc., or such other engineer as may be expressly consented to or approved by Lender in writing prior to Borrower’s engagement of such other engineer.

“Engineer’s Agreement” shall mean that certain Professional Services Contract dated May 8, 2013 between Forestar (USA) Real Estate Group Inc. and Engineer and assigned by Forestar (USA) Real Estate Group Inc. to Borrower, as the same may be amended from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement of even date herewith from the Loan Parties, on a joint and several basis to Lender, as the same may be amended, replaced or supplemented from time to time in writing by the parties thereto with the prior written consent of Lender.

“Environmental Laws” shall have the meaning assigned to such term in the Environmental Indemnity Agreement.

“Environmental Reports” shall mean that certain Phase I Environmental Site Assessment Report dated September 04, 2015, prepared by ECS Carolinas, LLP, ECS Project No. 08-11135, or any other written report of the review and inspection of the Project prepared by an environmental consultant acceptable to Lender and engaged by Borrower (or by Lender pursuant to Section 7.1(c) [Environmental Reports] hereof) at Borrower’s sole cost and expense, together with a reliance letter for each Environmental Report satisfactory to Lender stating that Lender may rely on such report in making the Loan, in all cases together with all annexes, schedules, exhibits and attachments thereto.

“Equity Contribution” shall mean Borrower’s contribution of no less than Twenty-Nine Million Five Hundred Seventy-Three Thousand and 00/100 Dollars ($29,573,000) in the aggregate (which amount includes land equity value in the amount of $11,628,116 plus certain other costs and expenses previously incurred by Borrower relating to pre-construction work) toward the total costs of the Project based on information set forth on the Development Budget.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” or “Events of Default” shall have the meaning assigned to those terms in Section 9.1 [Events of Default] hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, this definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Exhibits” shall mean any one or more of those schedules and exhibits attached hereto and made a part hereof.

“Expiration Date” shall mean the earlier of: (1) October 16, 2019, as the same may be extended pursuant to Section 2.5 [Extension Options], or (2) the date upon which the Loan is accelerated pursuant to this Agreement.

“Extension Fee” shall mean a fee equal to 0.15% of the outstanding principal amount of the Loan on the date on which an Extension Option is exercised by Borrower, which fee shall be paid on the Extension Option Exercise Date and shall be refunded in full to Borrower if Lender determines that the Conditions for Extension were not met.

“Extension Option” shall have the meaning set forth in Section 2.5 [Extension Options] hereof.

“Extension Option Exercise Date” shall mean the date on which Borrower exercises the applicable Extension Option by providing Lender with written notice of its election to extend the Expiration Date in accordance with Section 2.5 [Extension Options] hereof.

“Extension Period” shall mean each one (1) year period commencing on the applicable Expiration Date, as set forth in Section 2.5 [Extension Options].

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Lender (an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to Borrower.

“Financing Statements” shall mean the financing statements which Lender may from time to time require in order to perfect the security interest granted to Lender in and to the Collateral described in the Deed of Trust, the other Collateral Documents and this Agreement pursuant to the applicable Uniform Commercial Code.

“First Disbursement” shall mean the first disbursement of Loan proceeds, to be made upon the fulfillment of the conditions set forth in Section 6.4 [First Disbursement] hereof.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles] hereof, and applied on a consistent basis both as to classification of items and amounts.

“General Construction Contract” shall mean that certain AIA Document A 102 2007 Standard Form of Agreement Between Owner and Contractor Where the Basis of Payment is the Cost of Work Plus a Fee with a Guaranteed Maximum Price, dated June 5, 2015, between Borrower and the Contractor, together with all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the written consent of Lender in accordance with the provisions of this Agreement.

“Governmental Approvals” shall mean all consents, licenses, permits and all other authorizations or approvals required by Official Bodies, including, without limitation, all agreements entered into with any Official Body, with respect to the development, construction, completion, use and occupancy of the Land and Improvements.

“Guaranties” shall mean a collective reference to one or more of (i) the Completion Guaranty and (ii) the Payment Guaranty.

“Guarantor” shall mean the Forestar Group Inc., a Delaware corporation.

“Guarantor Financial Covenants” shall mean the financial covenants set forth in Section 9 of the Payment Guaranty.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Historical Statements” shall have the meaning assigned to that term in Section 8.8 [Financial Statements and Other Information] hereof.

“Impositions” shall mean all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any easement or agreement maintained for the benefit of the Land and Improvements, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Land or the Improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against Borrower  or any of its properties.

“Improvements” shall mean the construction and equipping of a 379-unit apartment complex in Charlotte, Mecklenburg County, North Carolina, to be made in accordance with the Plans as provided in this Agreement, and all site, highway, access, parking, utility, drainage and other improvements required in accordance with the Governmental Approvals.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty.

“Initial Expiration Date” shall mean October 16, 2019.

“Insolvency Proceeding” shall mean, with respect to any Person, (i) a case, an action or proceeding with respect to such Person (x) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or (y) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator-conservator (or similar official) of any such Person or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets of creditors, or other similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors undertaken under any Law.

“Inspecting Architect” shall mean EMG, Inc., or such other Person or entity as Lender may designate from time to time (i) to inspect the construction of the Improvements, (ii) to review the Plans, drawings, sketches, specifications, reports, modifications, change orders and the like, (iii) to certify that the construction of the Improvements has been completed in accordance with the Plans, and (iv) to perform other related services with respect thereto for the benefit of Lender.

“Interest Payment Date” shall mean each date specified for the payment of interest in Section 3.7 [Interest Payment Dates] hereof.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have any portion of the Loan bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, or three Months (or such other period as Lender in its discretion may allow).  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting a new advance of the Loan, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the

Borrower is renewing or converting to the LIBOR Rate Option applicable to any outstanding advance of the Loan.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loan that would end after the Expiration Date.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties (together with any schedules, confirmations and other documents exchanged between the parties relating thereto) in order to provide protection to, or minimize the impact upon, Borrower and/or any Guarantor of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Option” shall mean the LIBOR Rate Option or the Base Rate Option.

“Interest Rate Request” shall have the meaning assigned to such term in Section 3.2 [Loan Requests/Interest Periods] hereof.

“Interim Statements” shall have the meaning assigned and ascribed to such term as set forth in Section 8.8 [Financial Statements and Other Information] hereof.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“IRS” shall mean the Internal Revenue Service.

“Land” shall mean the real property upon which the Project is to be constructed and which is owned in fee simple by Borrower consisting of approximately 2.5 acres and identified in Exhibit A to the Deed of Trust, together with all rights, title and interests of Borrower in and to all easements, rights and privileges benefiting the Land.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Leases” shall have the meaning assigned to such term in the Deed of Trust.

“LIBOR Rate” shall mean, with respect to any portion of the Loan comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Lender as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  Lender shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Option” shall have the meaning assigned to that term in Section 3.1(b) [LIBOR Rate Option] hereof.

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“LIBOR Spread” shall mean two and one-fifth percent (2.20%).

“Lien” or “Liens” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Loan” shall mean the loan to be made by Lender pursuant to this Agreement in the maximum principal amount, not to exceed $52,000,000, as said Loan may from time to time be amended, modified, extended, renewed, refinanced or supplemented in accordance herewith.

“Loan Document” and “Loan Documents” shall mean one or more of the following:  this Agreement, the Note, the Guaranties, the Collateral Documents, any PNC-Provided Interest Rate Hedge, the Environmental Indemnity Agreement, and all other documents, instruments, certificates and agreements executed in connection with the Loan and any PNC-Provided Interest Rate Hedge, as the same may be amended, replaced or supplemented from time to time in accordance herewith or therewith.

“Loan Parties” shall mean Borrower and Guarantor.

“Major Subcontractors” shall mean all subcontractors under Major Subcontracts.

“Major Subcontracts” shall mean each subcontract under the Construction Contracts which provides for aggregate payments in excess of $1,500,000.

“Management Agreement” shall mean that certain Management Agreement, to be entered into between Borrower and Property Manager relating to the furnishing of property management services by Property Manager with respect to the Project, and all exhibits and attachments thereto, as the same may be amended from time to time in writing by the parties thereto with the consent of Lender, such consent not to be unreasonably withheld or delayed, in accordance with the provisions of this Agreement.

“Mandatory Principal Payments” shall mean any principal payment required pursuant to Section 3.9 [Mandatory Principal Payments] hereof.

“Material Adverse Change” shall mean any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (ii) is or could reasonably be expected to be material and adverse to the Project or to the business, properties, assets, financial condition, results of operations of any Loan Party (iii) impairs materially or could reasonably be expected to impair materially the ability of any Loan Party to duly and punctually pay its Indebtedness and/or perform its other obligations, or (iv) impairs materially or could reasonably be expected to impair materially the ability of Lender, to the extent permitted, to enforce its legal and/or contractual rights and remedies pursuant to this Agreement or any other Loan Document.

“Minor Change Orders” shall mean changes in the Improvements, the Plans or the other Construction and Development Documents which do not modify the scope or overall quality of the Project or involve extensions of time of the Required Completion Date under the General Construction Contract and the performance of which costs less than $300,000 each and less than $1,500,000 in the aggregate.

“Month” shall mean, with respect to an Interest Period, the interval between the days in consecutive calendar months numerically corresponding to the first (1st) day of such an Interest Period.  If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such an Interest Period is to end, the final day of such an Interest Period shall be deemed to end on the last Business Day of the final month thereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. (or successor thereto).

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Loan Parties or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) Pension Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Pension Plan which has two (2) or more contributing sponsors (including the Loan Parties or any member of the ERISA Group) at least two (2) of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Operating Income” or “NOI” shall be calculated on an annualized basis and, except as otherwise set forth below, based on the operating history for the three (3) month period immediately prior to the date of determination and shall mean, the sum of (A) (i) actual annualized rental income from tenants that are paying rent under Leases which are not in default for more than thirty (30) days; (ii) annualized rental income from tenants in occupancy under Leases whose actual rent payments are scheduled to commence within thirty (30) days after the date of determination and which are not in default; and (iii) actual other income based on the prior three (3) months’ annualized operating history of the Project, not to exceed the “other income” utilized in the Appraisal, less (B) (i) the greatest of (x) Pro Forma Operating Expenses, (y) annualized operating expenses (after pro ration of real estate taxes and insurance expenses) based on the three (3) month period prior to the date of determination, or (z) actual operating expenses for the twelve (12) month period prior to the date of determination; (ii) an assumed capital expenditure reserve of $200.00 per residential apartment unit per annum and $0.25 per square foot for any retail space per annum; (iii) the greater of the actual management fees or a fee calculated at three percent (3%) of effective gross income; (iv) the greater of actual vacancy or five percent (5%) of gross potential rental income; (v) the amount of any rental concessions; and (vi) other items as deemed reasonably appropriate by Lender.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the applicable Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean that certain Deed of Trust Note of even date herewith, given by Borrower to Lender in the principal face amount of the Loan, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Notice” shall have the meaning assigned to that term in Section 10.5 [Notices] hereof.

“Obligation” shall mean any obligation, indebtedness or liability of any of the Loan Parties to Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, secured or unsecured, whether as guarantor or surety, and now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Note or any other Loan Document, including without limitation any post-petition interest and/or advances.  Obligations shall include the liabilities to Lender with respect to any Swap Obligation in connection with the Loan, however, notwithstanding anything to the contrary contained herein, the Obligations shall not include any Excluded Hedge Liabilities.

“Official Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Organizational Documents” shall mean a Loan Party’s respective limited liability company agreement, partnership agreement, partnership certificate, articles of incorporation, bylaws, certificate of incorporation, articles of organization, operating agreement and the other formation documents of a Loan Party and all amendments thereto.

“Payment Guaranty” shall mean that certain Agreement of Guaranty and Suretyship (Payment), of even date herewith, given by Guarantor on a joint and several basis to Lender, as the same may be amended, replaced or supplemented from time to time in writing by Guarantor with the prior written consent of Lender.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five (5) years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Permitted Encumbrances” shall mean:

(i)            the Liens, assignments and security interests in favor of Lender pursuant hereto and to the Collateral Documents;

(ii)           easements, restrictions, encumbrances and other matters described in and permitted to exist under the terms of the Deed of Trust or any Lien described in the second sentence of Section 4.25 [Protection Against Lien Claims] of this Agreement which is discharged, by bond or otherwise, within fifteen (15) Business Days of the date of filing;

(iii)          such other matters as may be expressly consented to in writing by Lender; and

(iv)          real estate taxes on the Land and Improvements not yet due and payable.

“Person” shall mean any individual, corporation, partnership (whether general or limited), limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plans” shall mean the final plans and specifications for the construction and equipping of the Improvements, including all schematic and working drawings and designations of all manufacturers and model numbers of all equipment, and any Improvements to be constructed off of the Land, as approved by all necessary parties in accordance with this Agreement and as the same may be amended from time to time with the written consent of Lender if required in accordance with this Agreement.

“PNC-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Lender to Borrower and which meets the following requirements: such PNC-Provided Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  If Borrower elects to obtain a PNC-Provided Interest Rate Hedge, the liabilities of Borrower to Lender thereunder, (“Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed Obligations under the Payment Guaranty and secured obligations under the Deed of Trust and other Collateral Documents and otherwise treated as Obligations for purposes of each of the other Loan Documents.  The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

“Potential Default” shall mean an event or condition which, with the passage of time, the giving of notice, or a determination by Lender as set forth in the Loan Documents, or any combination of the foregoing, would constitute an Event of Default.

“Pre-Closing Debt Service Coverage Requirement” shall mean the ratio of Pro Forma Net Operating Income to Pro Forma Debt Service of at least 1.20 to 1.00.

“Principal Office” shall mean the main banking office of Lender in Pittsburgh, Pennsylvania, or such other office designated by Lender.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute.

“Pro Forma Debt Service” shall mean the sum of all principal and interest payments that would be payable over a twelve (12)-month period with respect to a loan in the maximum principal amount of the Loan based upon a thirty (30) year mortgage-style amortization schedule at a rate equal to five and three-quarter percent (5.75%).

“Pro Forma Net Operating Income” shall mean the annualized pro forma, stabilized net operating income as determined by Lender prior to the Closing Date.

“Pro Forma Operating Expenses” shall mean the respective annual stabilized operating expenses for the Project as determined by Lender prior to the Closing Date or as otherwise set forth in the annual budget for the Project prepared by Borrower and approved by Lender, which approval shall not be unreasonably withheld.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Project” shall mean the Land and Improvements.

“Project Account” shall mean the account of Borrower maintained with Lender or another financial institution for the purpose of disbursement of funds with respect to the Loan.

“Property Manager” shall mean Greystar and/or its affiliates or such other property manager as may be reasonably approved by Lender prior to Borrower’s engagement of such other property manager.

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by Lender).

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Regulated Substances” shall have the meaning assigned to such term in the Environmental Indemnity Agreement.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Pension Plan or Multiemployer Plan.

“Required Completion Date” shall mean October 16, 2018.

“Retainage” shall mean the retainage with respect to certain construction costs of the Improvements as provided in Section 6.6 [Retainage Disbursements] hereof.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti Terrorism Law.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair market value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent liabilities and other commitments as they mature or as they otherwise are due and payable in the normal course of business, and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc. (or successor thereto).

“Standard Lease Form” shall mean the standard form of lease to be used for residential tenants of the Project submitted to and approved by Lender in writing.

“Subguard Policy” shall mean the subcontractor default insurance policy reasonably approved by Lender to be maintained by the Contractor at all times prior to the Completion Date.

“Subsequent Disbursement” shall have the meaning assigned to such term in Section 6.5 [Subsequent Disbursements] hereof.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Title Insurance Policy” shall mean an ALTA lender’s policy of title insurance (ALTA Loan Title Insurance Policy 6/17/06), or such other form to be designated by Lender, issued by a title insurance company approved by Lender, insuring the first priority of the Lien of the Deed of Trust in the principal sum secured thereby, and such portion thereof as shall be advanced from time to time, as a first lien upon Borrower’s fee simple interest in the Land and Improvements, and all appurtenances thereto (including such easements and appurtenances as may be required by Lender) and which shall provide coverage against mechanics’ lien claims for all disbursements of the Loan up to and through the latest disbursement, subject only to such exceptions as may be approved in writing by Lender, with endorsements thereto as to such matters as Lender may designate, including, without limitation, an ALTA Form 9 endorsement, or other comprehensive endorsement, and endorsements with respect to contiguity, access, encroachments (if applicable), lack of reversionary interests, compliance with subdivision ordinances and subordinate matters and other special endorsements and affirmative coverages as

Lender may reasonably require; an endorsement insuring contiguity of the Land with all easements and public roads, and together with such reinsurance and direct access agreements as Lender, in its discretion, shall reasonably require; if the Title Insurance Policy is subject to any so called “pending disbursement endorsement,” the amount of the disbursements referred to in said endorsement shall be not less than the amount of Loan proceeds actually disbursed (and upon each disbursement of Loan proceeds Lender shall receive the Construction Loan Endorsement), all in form and substance satisfactory to Lender.

“Treasury Rate” shall mean the “weekly average yield” on United States Treasury Securities adjusted to a constant maturity of ten (10) years, as published in the Federal Reserve Statistical Release (“Release”) seven (7) Business Days prior to the date of determination, provided that, if the Release is no longer published, a reasonable equivalent substitute therefor as may be selected by Lender in its discretion shall be utilized, and further provided that if the Release is not published seven (7) Business Days prior to the date of determination, then the Release as published on the most recent date prior thereto shall be utilized.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in each applicable jurisdiction.

1.2          Interpretation.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(a)           Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “including” has the meaning represented by the phrase “including, without limitation,”;

(b)           Determination.  References to “determination” of or by Lender shall be deemed to include good-faith estimates by Lender (in the case of quantitative determinations), and good-faith beliefs by Lender (in the case of qualitative determinations), and such determination shall be conclusive absent manifest error;

(c)           Lender’s Discretion and Consent.  Whenever Lender is granted the right herein to act in its sole discretion or to grant or withhold consent, such right shall be exercised in good faith utilizing generally accepted commercial practices for projects in scope, character and location similar to the Project;

(d)           Documents Taken as a Whole.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

(e)           Headings.  The section and other headings contained in this Agreement or such other Loan Document and the table of contents (if any) preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

(f)                                   Implied References to This Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

(g)                                  Persons.  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(h)                                 Modifications to Documents.  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

(i)                                     From, To and Through.  Relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(j)                                    Shall; Will.  References to “shall” and “will” are intended to have the same meaning.

1.3                               Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP, provided, however, that all accounting terms used in Section 5.19 [Financial Covenants] (and all defined terms used in the definition of any accounting term used in Section 5.19 [Financial Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements delivered to Lender on or prior to the date of this Agreement.  In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.19 [Financial Covenants] hereof based upon Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with Borrower’s financial statements at that time.

2.                                      AGREEMENT TO BORROW AND LEND

2.1                               Agreement to Borrow and Lend.  Subject to the terms, provisions and conditions contained in this Agreement and in reliance upon the representations and warranties set forth herein, Lender agrees to lend to Borrower the Loan.

2.2                               The Note.  The Loan is and shall be evidenced by the Note, and the Loan shall bear interest calculated and payable as provided in Article 3 [Loan Interest Rates, Payments and Fees] of this Agreement.  Borrower shall pay the outstanding principal balance of the Loan and all unpaid interest accrued on the Loan and all other sums then owing under the Loan Documents in full on or before the Expiration Date.  The unpaid amounts of the Loan as set forth on the books and records of Lender or other holder of the Note maintained in the ordinary course of business shall be presumptive evidence of the principal amount thereof owing and unpaid, absent manifest error, but the failure to record any such amount on the books and records shall not limit or affect the obligations of Borrower hereunder or under the Note to make payments of principal and interest on the Loan when due.

2.3                               Term.  The term of the Loan shall commence on the Closing Date and shall terminate on the Expiration Date.

2.4                               Closing Fee.  Borrower agrees to pay the Closing Fee to Lender as consideration for the Loan.  The Closing Fee shall be paid on or before the Closing Date.  The parties acknowledge that Borrower’s deposit in the amount of $50,000 with Lender shall be credited toward the Closing Fee on the Closing Date.

2.5                               Extension Options.  Borrower shall have two (2) successive options to extend the then applicable Expiration Date for twelve (12) months each (each an “Extension Option”) in accordance with the terms of this Section 2.5.  If the Conditions for Extension are satisfied on the date of exercise by Borrower of each respective Extension Option and remain satisfied immediately prior to the commencement of each applicable Extension Period, Borrower shall have the right to extend the then applicable Expiration Date to the last day of the first or second, as applicable, Extension Period.  Borrower shall provide Lender with written notice of its election to extend the then applicable Expiration Date in the form attached hereto as Exhibit 2.5, together with payment of the Extension Fee in good funds, not later sixty (60) days and not sooner than one hundred twenty (120) days prior to the then applicable Expiration Date.

3.                                      LOAN INTEREST RATES, PAYMENTS AND FEES

3.1                               Interest Rate Options.  Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loan as selected by it from the Base Rate Option or LIBOR Rate Option set forth below, it being understood that, subject to the provisions of this Agreement, Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loan comprising different Borrowing Tranches and may convert to or renew one (1) or more Interest Rate Options with respect to all or any portion of the Loan comprising any Borrowing Tranche provided that there shall not be at any one time outstanding more than two (2) Borrowing Tranches in the aggregate inclusive of any Base Rate Borrowing Tranche unless approved by Lender in its reasonable discretion.  Lender’s determination of a rate of interest and any change therein will in the absence of a manifest error be conclusive and binding upon all parties hereto.  If at any time the designated rate applicable to any portion of the Loan made by Lender exceeds Lender’s highest lawful rate, the rate of interest on the Loan shall be limited to Lender’s highest lawful rate.

Borrower shall have the right to select from the following Interest Rate Options:

(a)                                 Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days, as the case may be, and actual days elapsed) equal to the sum of the Base Rate plus the Base Rate Spread, such interest rate to change automatically without notice to Borrower from time to time effective as of the effective date of each change in the Base Rate (or any component thereof) (“Base Rate Option”); or

(b)                                 LIBOR Rate Option: A rate per annum fixed for the applicable Interest Period (computed on the basis of a year of three hundred sixty (360) days and actual days elapsed) equal to the LIBOR plus the LIBOR Spread (“LIBOR Rate Option”).

3.2                               Loan Requests/Interest Periods.  Subject to any other applicable provisions of this Agreement, including without limitation, Lender’s right to determine that all conditions precedent to Section 6 [Closing and Disbursement Matters] have been met, Borrower may, on any Borrowing Date, request Lender to make advances of the Loan, or renew or convert any Interest Rate Option applicable to existing advances of the Loan, by the delivery to Lender, not later than 1:00 p.m., Pittsburgh, Pennsylvania time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the advances of a portion of the Loan to which the LIBOR Rate Option shall apply or the conversion to or the renewal of the LIBOR Rate Option for any advance of the Loan; and (ii) one (1) Business Day prior to either the proposed Borrowing Date with respect to the advance of a portion of the Loan to which the Base Rate Option shall apply or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any advance of the Loan of a duly completed request therefor substantially in the form of Exhibit 3.2 attached hereto and made a part hereof (each, an “Interest Rate Request”).  Each Interest Rate Request shall be irrevocable and shall specify (a) the proposed Borrowing Date; (b) the aggregate amount of the proposed advances of the Loan comprising the Borrowing Tranche; (c) whether the LIBOR Rate Option or Base Rate Option shall apply to the proposed advance of the Loan comprising the Borrowing Tranche; and (d) in the case of any advance of the Loan to which the LIBOR Rate Option applies, an appropriate Interest Period for the proposed advance of the Loan comprising the Borrowing Tranche, provided that in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3                               Default Interest and Late Payment Charge.  To the extent permitted by Law, upon the occurrence and during the continuation of any Event of Default, and upon written demand from Lender, Borrower shall pay interest on the entire principal amount then outstanding and all other sums due under the Loan, regardless of the Interest Rate Option otherwise applicable, at a rate per annum equal to the Default Rate.  The Default Rate shall accrue before and after any judgment has been entered.  In addition, Borrower shall pay upon demand by Lender a late payment charge equal to five percent (5%) of the amount of any payment due under the Loan which is not received by Lender within ten (10) days (i) after the date such payment is due with respect to regularly scheduled payments and (ii) after Borrower’s receipt of notice from Lender for any other payments; provided, however, that such late payment fee shall not apply to any payment due on the Expiration Date.  Borrower acknowledges that the increased interest rate and the late payment charge provided for herein reflect, among other things, the fact that the Loan has become a substantially greater credit risk given its default status and that Lender is entitled to additional compensation for such risk, and all such interest shall be payable by Borrower upon demand by Lender.  Borrower also agrees and acknowledges that the Default Rate is a reasonable forecast of such additional compensation for anticipated and actual harm incurred by

Lender and that such harm cannot be estimated with certainty or without difficulty.  The Default Rate is imposed as liquidated damages for the purpose of defraying Lender’s expenses incident to the handling of delinquent payments, but is in addition to and not in lieu of, the exercise by Lender of any rights and remedies hereunder, under the Loan Documents or under applicable Law and any fees and expenses of any attorney Lender may employ.

3.4                               LIBOR Unascertainable.  If, on any date on which the LIBOR Rate would otherwise be determined, Lender shall have determined (which determination shall be conclusive absent manifest error) that:

(a)                                 adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or

(b)                                 a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate,

(c)                                  the making, maintenance or funding of any portion of the Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(d)                                 such LIBOR Rate Option will not adequately and fairly reflect the cost to Lender of the establishment or maintenance of such portion of the Loan, or

(e)                                  after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for any portion of the Loan to which a LIBOR Rate Option applies are not available to Lender with respect to such portion of the Loan, or to lenders generally, in the London interbank eurodollar market, then, in the case of any event specified in subsections (a) through (e) above, Lender shall promptly so notify Borrower thereof. Upon such date as shall be specified in any such notice (which shall not be earlier than the date such notice is given), the obligation of Lender to allow Borrower to select, continue, convert to or renew a LIBOR Rate Option shall be suspended until Lender shall have later notified Borrower, of Lender’s determination (which determination shall be conclusive absent manifest error) that the circumstances giving rise to such previous determination no longer exist.  If, at any time, Lender makes a determination under subsection (a) or (b) above, and Borrower has previously notified Lender of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such portion of the Loan.

3.5                               Selection of Interest Rate Options.If Borrower fails to select a new Interest Period to apply to any Borrowing Tranche under the LIBOR Rate Option at the expiration of an existing Interest Period in accordance with the provisions of Section 3.2 [Loan Requests/Interest Periods] hereof, Borrower shall be deemed to have converted such Borrowing Tranche to the one month LIBOR Rate Option commencing upon the last day of the existing Interest Period.  If an Event of Default shall have occurred and be continuing, Lender may in its discretion prohibit Borrower from then selecting the LIBOR Rate Option.

3.6                               Payments.  All payments and prepayments to be made in respect of principal, interest, the Extension Fee, other fees or other amounts due from Borrower to Lender shall be payable prior to 1:00 p.m., Pittsburgh, Pennsylvania time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower, and without setoff, counterclaim or other deduction of any nature.  Such payments shall be made to Lender at its Principal Office in U.S. Dollars and in immediately available funds.  Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loan and other amounts owing under this Agreement and shall be deemed an “account stated”.

3.7                               Interest Payment Dates.  Interest on the Loan shall be due and payable in arrears on the first day of each month after the date hereof, including throughout the Extension Period, if applicable, and on the Expiration Date or upon acceleration of the Note.

3.8                               Voluntary Prepayments.  Borrower shall have the right at its option from time to time to prepay the Loan in whole or part on the dates set forth below without premium or penalty (except as provided below or in Section 3.11 [Additional Compensation in Certain Circumstances] hereof).

Whenever Borrower desires to prepay all or any portion of the Loan, it shall provide a prepayment notice to Lender by 1:00 p.m., Pittsburgh, Pennsylvania time, at least one (1) Business Day prior to the date of prepayment setting forth the date, which shall be a Business Day, on which the proposed prepayment is to be made, a statement indicating the application of the prepayment between the portions of the Loan to which the Base Rate Option applies and to which the LIBOR Rate Option applies, including, with respect to the LIBOR Rate Option, the applicable Borrowing Tranche to which such prepayment applies, and the total principal amount of such prepayment, which shall not be less than $100,000.  All prepayment notices shall be irrevocable.  The principal amount of the portion of the Loan for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Any prepayment hereunder shall be subject to Borrower’s obligation to indemnify Lender under Section 3.11(b) [Indemnity] hereof and shall not be subject to reborrowing.

3.9                               Mandatory Principal Payments.

(a)                                 Beginning on the first (1st) day of the first (1st) full calendar month during the first Extension Period, if applicable, and on the first day of each calendar month thereafter for the remainder of the first and second (if applicable) Extension Periods, Borrower shall make monthly payments of the outstanding principal balance of the Loan based upon the principal amounts payable pursuant to a thirty (30) year mortgage style amortization of the principal amount of the Loan outstanding at the beginning of the applicable Extension Period, assuming an interest rate equal to five and three-quarter percent (5.75%).

(b)                                 If not sooner paid, all amounts due and owing under this Agreement, the Note and any other Loan Document shall be due and payable in full on the Expiration Date.

3.10                        Application Among Interest Rate Options.All payments permitted or required pursuant to Section 3.9 [Mandatory Principal Payments] hereof shall be applied to the principal amount of the Loan among the Borrowing Tranches as are designated by Borrower.  In accordance with Section 3.11(b) [Indemnity] hereof, Borrower shall indemnify Lender for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against any portion of the Loan subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.

3.11                        Additional Compensation in Certain Circumstances.

(a)                                 Increased Costs Generally.  If any Change In Law:

(i)                               subjects Lender to any tax or changes the basis of taxation with respect to this Agreement, the Note, the Loan or payments by Borrower of principal, interest, fees or other amounts due from Borrower hereunder or under the Note (except for taxes on the overall net income of Lender),

(ii)                            imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of or other acquisition of funds by, Lender, or

(iii)                         imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, Lender or (B) otherwise applicable to the obligations of Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by or impose any expense (including loss of margin) upon Lender with respect to this Agreement, the Note or the making, maintenance or funding of any part of the Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration Lender’s customary policies with respect to capital adequacy) by an amount which Lender in its sole discretion deems to be material, Lender may from time to time notify Borrower of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate Lender for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to Lender within thirty (30) Business Days after such notice is given.

(b)                                 Indemnity.  In addition to the compensation required by subsection (a) of this Section 3.11, Borrower shall indemnify Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by Lender to fund or maintain a portion of the Loan subject to the LIBOR Rate Option) which Lender sustains or incurs as a consequence of any:

(i)                               payment, prepayment, conversion or renewal of any portion of the Loan to which the LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due); or

(ii)                            attempt by Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to the selection of the LIBOR Rate Option under Section 3.2 [Loan Requests/Interest Periods] hereof or prepayments under Section 3.8 [Voluntary Prepayments] hereof; or

(iii)                         default by Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of Borrower to pay when due (by acceleration or otherwise) any principal, interest, fees or any other amounts due hereunder.

If Lender sustains or incurs any such loss or expense, it shall from time to time notify Borrower of the amount determined in good faith by Lender (which determination shall be conclusive absent manifest error and may include such assumptions, allocations of costs and expenses and averaging or attribution methods as Lender shall deem reasonable) to be necessary to indemnify Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to Lender within thirty (30) Business Days after such notice is given.  If Lender is ever reimbursed or otherwise recovers from a third party for any amount paid by Borrower under this Section 3.11, the reimbursed or recovered amount shall be refunded to Borrower.

4.                                      AFFIRMATIVE COVENANTS

The Loan Parties hereby covenant and agree that, from the date hereof and until the Obligations have been indefeasibly paid in full and all other obligations hereunder shall have been performed and discharged, they shall comply at all times with the following affirmative covenants:

4.1                               Preservation of Existence, Etc.  Borrower shall maintain its legal existence (and no change shall be permitted thereto) as a limited liability company and its licenses or qualifications and good standings in the jurisdiction of its formation and where the Project is located.  Guarantor shall maintain its legal existence (and no change shall be permitted thereto) as a corporation and its licenses or qualifications and good standings in the jurisdiction of its formation and in each other jurisdiction where its business or operations require it to be qualified.

4.2                               Payment of Liabilities, Including Impositions.  Borrower shall duly pay and discharge all liabilities to which it is subject (including, without limitation, the Obligations) or which are asserted against it, promptly as and when the same shall become due and payable, prior to the date when any fine, late charge or other penalty for late payment may be imposed, including all Impositions, except to the extent that if such liabilities, including Impositions, are being contested in good faith and by appropriate and lawful proceedings diligently conducted, and such failure to pay and discharge any such liabilities, including Impositions, (a) could not result in fines, penalties, other similar liabilities or injunctive relief, (b) would not reasonably be expected to result in a Material Adverse Change, (c) would not reasonably be expected to result in a Lien or otherwise affect the Collateral or the validity of the Loan, and (d) for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made; provided, that Borrower will pay all such liabilities and Impositions forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

4.3                               Compliance With Laws.  Borrower shall comply with all applicable Laws in all respects, including without limitation, all Environmental Laws.

4.4                               Keeping of Records and Books of Account.  The Loan Parties shall maintain and keep proper books of record and account which enable the Loan Parties to issue financial statements and reports in accordance with GAAP, Section 7.2 [Financial Reports] hereof and as otherwise required by applicable laws of any Official Body having jurisdiction over such Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

4.5                               Visitation Rights.  Borrower shall permit any of the officers or authorized employees or representatives of Lender to visit and inspect the Project and to examine and make excerpts from the books and records of Borrower and discuss the business affairs, finances and accounts with its officers, all in such detail and at such times and as often as Lender may reasonably request, provided, that prior to an Event of Default, Lender shall provide Borrower with reasonable notice prior to any visit or inspection and a reasonable opportunity to participate in such visit or inspection. Borrower shall furnish Lender with convenient facilities for such visitations, inspections and audits.

4.6                               Maintenance of Insurance.

(a)                                 Borrower shall obtain and maintain at all times hereunder, the following insurance coverages and any additional insurance coverages which may be required from time to time by Lender and shall cause the Contractor to obtain the insurance coverages specified in subsections (iii) [Public Liability Insurance] and (iv) [Workers’ Compensation Insurance] of this Section 4.6(a) below, together with any additional coverages which may be required from time to time by Lender.

(i)                               All Risk Coverage Insurance.  Borrower shall obtain and maintain until all amounts due and payable under the Loan are indefeasibly paid in full (unless another date is specified herein) all risk coverage insurance insuring the Improvements and all materials (installed and uninstalled), supplies and other personal property on the Land against loss or damage by fire, collapse, vandalism, burglary, theft, riot, earth movement, earthquake, tsunami, wind and other hazards insured against by extended coverage insurance and such other insurance (including, but not limited to, business interruption insurance covering loss of net earnings on an actual loss sustained basis, including rental income for twelve (12) months, coverage for soft costs relating to the Improvements, and all hard and soft costs associated with the period of project restoration including, without limitation, demolition and increased cost of construction, ordinance of law coverage, losses with respect to materials, equipment and the like, whether on- or off-site, together with malicious mischief insurance and flood insurance if in a federal flood-prone area), as well as coverage for boilers, machinery and terrorism and such other coverage reasonably required by Lender, all as may be specified by Lender from time to time, in amounts, form and substance acceptable to Lender and to be evidenced by the applicable ACORD Form 28 (or such other equivalent form as may be acceptable to Lender) or a copy of the policy, as required above.  Borrower shall, to the extent applicable, cause each insurance policy issued in connection herewith to contain coverage for so-called full completed value risk insurance, in non-reporting form, against all risks of physical loss, and, after completion of all construction contemplated hereunder, cause such policy to convert to contain coverage for so-called “All Risk” coverage on a “special form” with the coverages described above, and such other coverage as required by Lender, all in form and substance satisfactory to Lender, and at all times, Borrower shall cause the insurer to name Lender as mortgagee and lender loss payee.

(ii)                            Boiler and Machinery.  Borrower shall obtain and maintain until all amounts due and payable under the Loan are indefeasibly paid in full (unless another date is specified herein) boiler and machinery coverage, with a $10,000,000 minimum limit or such lesser amount acceptable to Lender for all mechanical and electrical equipment with exclusions for testing removed.  Such coverage shall include, without limitation, all tenant improvements and betterments that Borrower is required to insure and include, without limitation, coverage for rental interruption.  Coverage may be included within the applicable all risk or builder’s risk insurance policy required under clause (i) above.

(iii)                         Public Liability Insurance.  Borrower shall obtain and maintain until all amounts due and payable under the Loan are indefeasibly paid in full (unless another date is specified herein) commercial public liability and property damage insurance in connection with the Land and Improvements and, during construction, contractor’s protective liability insurance (including explosion and collapse coverage), and contractual liability and completed operations coverage, and automobile liability insurance covering all motor vehicles (whether or not owned) used in connection with the Land and Improvements, together with such other coverages required by Lender from time to time, all in amounts, form and with insurers acceptable to Lender.  Borrower shall cause the insurer to name Lender as an additional insured under such coverage.

(iv)                        Workers’ Compensation Insurance.  Borrower shall obtain and maintain until all amounts due and payable under the Loan are indefeasibly paid in full (unless another date is specified herein) workers’ compensation and employer’s liability insurance covering all liability in connection with employee injury to the extent required under applicable Laws with respect to Borrower, its employees, agents, representatives and the like and all Contractors.

(v)                           Contractors and Subcontractors.  Borrower shall require that all Contractors maintain, and all Contractors shall require that all subcontractors to such Contractors maintain, liability insurance coverage consistent with that required of Borrower hereunder in amounts customarily maintained by prudent contractors and subcontractors.  All parties engaged in work on the Improvements shall maintain statutory workers’ compensation and, if required by law, disability insurance in force for all workers on the job.

(vi)                        Engineer and Architect.  Borrower shall cause the Architect (and the Engineer, if applicable) to obtain and maintain Architect’s or Engineer’s, as the case may be, professional liability insurance during the period commencing on the date of the Architect’s Agreement and/or the Engineer’s Agreement, respectively, and expiring no earlier than three (3) years after occupancy of the Project.  Such insurance shall be in an amount not less than $1,000,000 per claim and $2,000,000 in the aggregate.

(vii)                     Terrorism Insurance.  Borrower shall obtain and maintain until all amounts due and payable under the Loan are indefeasibly paid in full (unless another date is specified herein), terrorism insurance covering the Project as required by Lender in form and substance satisfactory to Lender in amounts equal to those required under the all-risk coverage and general liability policies, respectively.  Such insurance should cover liability and property loss with respect to the Project.

(viii)                  Flood Insurance.  Borrower shall obtain and maintain in full force and effect until all amounts due and owing under the Loan are indefeasibly paid in full, flood insurance covering the Project, to the extent required by law or as otherwise required by Lender if the Project is in a federal flood-prone area, in form, substance and amount satisfactory to Lender.

The insurer(s) issuing any such policy and/or policies shall certify to Lender that (1) losses will be adjusted only with the approval of Lender, (2) loss payments will be payable to Lender, such payments to be applied in the manner set forth in the Deed of Trust either to the restoration, repair or replacement of the Improvements or to the payment of the Obligations, (3) the interests of Lender shall be insured regardless of any breach or violation by Borrower  of any warranties, covenants, representations, declarations or conditions contained in such policy, and (4) if such insurance is canceled or materially changed, or if any reinsurance is canceled for any reason whatsoever, such insurer will promptly notify Lender and such cancellation or change shall not be effective as to Lender for thirty (30) days after receipt by Lender of such notice.  Furthermore, in the event any insurance policy (except for general public and other liability and workers’ compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement or any of the other Loan Documents.

Each insurance policy issued in connection herewith shall contain a provision whereby the insurer:  (A) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured and (B) provides that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums.

Borrower shall deliver to Lender ACORD Form 28 Evidence of Commercial Property Insurance and an ACORD Form 25-S Certificate of Insurance (provided that such form must provide legally binding evidence of the required coverage, together with an agreement to provide not less than thirty (30) days prior written notice to Lender of any cancellation or material change relating to such coverage and provided further that such form contains no qualifying language concerning the status of Lender as additional insured), as applicable, with respect to such policies on or before the Closing Date, or, at the request of Lender, a copy of the applicable policy or policies including all applicable endorsement(s) (provided, however, that Lender shall not be deemed by reason of its custody of such policy to have notice of the contents thereof), in all cases naming Lender as mortgagee and lender loss payee and agreeing to provide not less than thirty (30) days prior written notice to Lender of any cancellation or material change relating to such policy, and evidence of each new or renewal policy in a form acceptable to Lender not less than thirty (30) days prior to the expiration of the original policy or preceding renewal policy (as the case may be); and to deliver to Lender, upon Lender’s request, receipts or other evidence that the premiums thereon have been paid in accordance with the policy.

The insurer for all such policies shall be rated A-IX or better by A.M. Best Company, Inc., or shall have such other rating reasonably acceptable to Lender.  The form, amount, deductible, content, types of coverage and evidence of all insurance policies required under this Agreement and the Deed of Trust as well as the identity of the insurers shall be satisfactory to Lender.  All insurance policies shall maintain coverage for tenant improvements and betterments that Borrower is required to insure.  All property insurance policies also shall include a co-insurance waiver and Agreed Amount Endorsement.  The amount of any deductible under any insurance policy must be acceptable to Lender.  Without Lender’s prior written consent in its sole discretion, Borrower shall not name any person other than Lender as mortgagee and/or loss payee with respect to the Property, nor shall Borrower carry separate or additional insurance coverage covering the Improvements concurrent in form or contributing in the event of loss with that required by this Agreement; provided that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies other than the Improvements and such tenant improvements and betterments that Borrower is required to insure pursuant to this Loan.

(b)                                 Borrower shall pay, within ten (10) Business Days after demand therefor, the reasonable cost and expense of any insurance consultants retained by Lender with respect to the insurance coverages to be maintained by Borrower with respect to the Project and Borrower’s obligations under this Agreement; provided Borrower shall not be required to pay for the costs and expenses of any insurance consultant pursuant to this clause more than once in any calendar year so long as no Event of Default exists.

4.7                               Notice.  Borrower shall give prompt written notice to Lender of (a) any action or proceeding instituted by or against it, or as to which it shall have received written notice or of which it has actual knowledge, which constitutes a Potential Default or an Event of Default under this Agreement, or (b) a default (following any applicable period of grace or notice and opportunity to cure) by Borrower under any of the Construction and Development Documents or the Management Agreement, or (c) a default by Borrower under any other material contract, instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound or to which it or any of its properties or assets may be subject, which default could be reasonably expected to result in a Material Adverse Change.

4.8                               Equity Contribution.  Borrower shall fund the Equity Contribution on or before the date of the First Disbursement and shall deliver written evidence satisfactory to Lender of the application of the Equity Contribution.

4.9                               Performance of Obligations.  The Loan Parties shall duly pay, perform and discharge all of their respective obligations hereunder and under the other Loan Documents to which they are a party or by which they are bound.

4.10                        Payment of Costs.  Borrower shall pay promptly, or cause to be paid promptly, all costs incurred in connection with constructing the Improvements as and when the same become due and payable, paying for the same with the proceeds of the Loan advanced from time to time and Borrower’s own funds as provided in this Agreement.

4.11                        Compliance With Construction and Development Documents and Other Agreements.  Borrower shall comply with the Construction and Development Documents to which it is a party and in all material respects with all other obligations under other contracts, instruments and agreements to which it is a party or to which any of its properties or assets may be subject.

4.12                        Interest Rate Hedge.  Borrower may enter into an Interest Rate Hedge on terms and conditions acceptable to Lender.

4.13                        Title to Land and Improvements.  Borrower shall retain its fee simple interest in the Land and Improvements.

4.14                        Further Assurances.  Borrower shall, from time to time, at its expense, faithfully preserve and protect Lender’s lien on and security interest in the Collateral as a continuing first-priority perfected lien, subject only to Permitted Encumbrances, and shall take such other action as Lender in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce Lender’s rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Loan Documents.

4.15                        Estoppel Certificates.  At any time or times, within ten (10) Business Days after written demand  by Lender, Borrower shall deliver to Lender a certificate, duly executed and in form satisfactory to Lender, stating and acknowledging, to the best of Borrower ‘s knowledge: (i) the then unpaid principal balance of, and interest due and unpaid, under the Loan, the fact that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments); (ii) that each Loan Party has kept, observed, complied with, fulfilled and performed in all material respects every term, covenant and condition in this Agreement and the other Loan Documents on its part to be kept and performed; (iii) that no Potential Default or Event of Default exists; (iv) that no event has occurred or is threatened which if continued would permit the holder of any recourse indebtedness of such Loan Party or to which its property is subject to accelerate the maturity thereof or enforce any lien securing the same; and (v) that no litigation or administrative proceeding has been instituted by or against such Loan Party which if adversely determined would constitute a Material Adverse Change (or, if such should not be the fact, then the facts and circumstances relating to such event or litigation in detail) and covering such other matters relating to such Loan Party, the Loan or the Collateral as Lender may reasonably require.

4.16                        Construction and Completion of Improvements.  Borrower shall diligently and continuously prosecute to completion construction of the Project in accordance with the Plans which shall have been approved in the manner and by the parties specified below, and in accordance with applicable zoning ordinances, building and use restrictions applicable to the Land and Improvements and all other Laws, restrictive covenants or requirements of governmental authorities, including, without limitation, the Governmental Approvals and those of the appropriate board of fire underwriters or its equivalent.  Borrower shall cause (a) Completion of Construction to occur on or before the Required Completion Date, (b) the Improvements to be constructed in such a manner and on such a schedule so that at all times during the pendency of the Loan, the Inspecting Architect shall be of the opinion that the Completion of Construction will occur on or prior to the Required Completion Date, and (c) the Improvements to be constructed in compliance with all agreements relating to the Project in all material respects.

4.17                        Preparation of Plans.  Borrower shall cause the Plans and all changes in the Plans to be prepared by the Architect, and the Plans and all changes in the Plans shall be reviewed and determined to be satisfactory by the Inspecting Architect, have all Governmental Approvals and the approval of all other entities and Persons with a right to approve any aspect of the work.  Lender acknowledges that all existing Plans as of the Closing Date have been approved by Lender and the Inspecting Architect.

4.18                        Changes in Construction and Development Documents.  Except for Minor Change Orders, no changes in the Plans or the other Construction and Development Documents (including change orders) shall be effective, unless approved in writing in advance by Lender, as hereinafter described.  Lender’s approval shall be required for changes in the Plans or the other Construction and Development Documents which are not Minor Change Orders.

Borrower shall obtain, at its sole cost and expense, all approvals or consents from other Persons of any changes in the Plans or other Construction and Development Documents (including change orders) that are required by Law or under any other agreement with respect to the Land or Improvements (including, without limitation, the Governmental Approvals).  Borrower shall deliver to Lender and the Inspecting Architect documentation as required by Lender pertaining to any change referred to in this Section 4.18.  Lender shall respond promptly but no later than ten (10) Business Days after receipt by Lender and the Inspecting Architect of all such documentation within which to evaluate any requested change, and Lender will not be required to consider approving any changes unless all other approvals which, in Lender’s reasonable judgment, are required from other parties have been obtained.  If Lender, in its judgment exercised in good faith, determines that any change may increase the cost of completion of the Improvements in excess of the amount of any category as shown on the Development Budget (“Category”), Lender may demand that Borrower deposit additional funds sufficient to cover the increased costs as a condition to giving its approval, such funds to be held by Lender and disbursed in accordance with Article 6 [Closing and Disbursement Matters] hereof.

4.19                        Reliance on Inspecting Architect.  At any time that Lender’s consent or approval is required with respect to the Plans, any of the other Construction and Development Documents, construction of the Improvements and the cost thereof or changes to any of the foregoing, Lender may, but shall not be required to, rely conclusively on the opinion of the Inspecting Architect.

4.20                        Subcontractors.  Borrower shall furnish to Lender (a) on a monthly basis, a true and correct written schedule of all subcontracts related to the Project which are in effect as of the date such schedule is delivered to Lender, which schedule shall include, without limitation, the names, addresses, telephone numbers and primary contracts of all subcontractors under said subcontracts, the aggregate dollar amounts of the work covered or to be covered by said subcontracts, a breakdown of the work covered or to be covered under each of said subcontracts, and any additional information that Lender may reasonably request from time to time in connection therewith, and (b) upon request by Lender, true and correct copies of all executed Major Subcontracts.  The work to be performed under any contract shall include no work other than that for the Improvements.  All Major Subcontracts in effect on the Closing Date are set forth on Schedule 4.20 and are approved by Lender.  Any Major Subcontracts shall be consistent with the Development Budget, the General Construction Contract and the Loan Agreement.  Lender or the Inspecting Architect may contact the Contractor or any subcontractor to verify any facts disclosed in the subcontracts.

4.21                        Purchase of Materials and Conditional Sales Contracts.  No materials, equipment, fixtures or articles of personal property placed in or on the Land or Improvements shall be purchased by or installed under any security agreement, financing lease or other agreement whereby the seller reserves or purports to reserve title, a Lien, a security interest, the right of removal or repossession or the right to consider such items personal property after their incorporation into the Improvements, unless previously authorized by Lender in writing.

4.22                        Personal Property.  Borrower shall furnish to Lender from time to time as reasonably required by Lender evidence that all fixtures and equipment necessary for the operation of the Improvements have been or will be obtained and in place on the Completion Date with respect to all of the Improvements.  Upon Completion of Construction, Borrower shall furnish Lender with a detailed inventory, certified by an authorized officer of Borrower, showing make, model, valuation and location of all material fixtures and equipment (except fixtures and equipment of tenants) used in the management or maintenance of any part of the Improvements.

4.23                        Repairs.  Borrower shall maintain and keep the Land and the Improvements and all properties and assets of Borrower in good working order and condition and make all necessary and proper repairs and replacements thereto.

4.24                        Inspection and Right to Stop Work.

(a)                                 The officers or authorized employees and agents of Lender and the Inspecting Architect shall have the right at any reasonable time to enter the Land and Improvements and inspect the construction work and all materials, plans, specifications and other matters relating to construction of the Improvements.  Officers or authorized employees of Lender and the Inspecting Architect shall also have the right to examine, copy and audit the books, records, accounting data and other documents of the Contractor relating to the construction of the Improvements and costs associated therewith.

(b)                                 If Lender, in good faith, determines that any work or materials do not conform in any material respect to the Plans or sound building practice or otherwise depart in any material respect from any of the requirements of this Agreement, Lender may require the work to be stopped and may withhold disbursements until the matter is corrected.  Borrower shall promptly correct any such nonconforming work or materials.  No such action by Lender will affect Borrower’s obligations to complete the Improvements on or before the Required Completion Date.

(c)                                  Lender shall be under no duty to examine, supervise or inspect the Plans or the construction of the Improvements or to examine any books and records.  Any inspection or examination by Lender or the Inspecting Architect is for the sole purpose of protecting Lender’s security interests and preserving its rights under this Agreement.  No default or breach of Borrower will be waived by any inspection by Lender or the Inspecting Architect, nor shall any such inspection constitute a representation that there has been or will be compliance with the Plans or that the construction is free from defective materials or workmanship.  Neither approval of the Plans nor any inspections or approvals of the construction of the Improvements or any other inspection shall constitute a warranty or representation by Lender as to the adequacy or safety of construction or any physical condition or feature of the Project.

(d)                                 Lender shall have the right to require the work be stopped upon the occurrence of an Event of Default.

4.25                        Protection Against Lien Claims.  Borrower shall promptly notify Lender in writing of any dispute involving a claim in excess of $100,000 with the Architect, Engineer, the Contractor, or any subcontractor or any supplier of labor or materials and any proceeding against Borrower, including, but not limited to, proceedings to assert or enforce mechanic’s, materialman’s or other involuntary Liens.  Any Lien claimed or filed against any part of the Land or the Improvements for labor done or materials or services furnished in connection with the construction of the Improvements shall be discharged, by bond or otherwise, within fifteen (15) Business Days after the date of the filing thereof, and Lender reserves the right to withhold further disbursement of Loan proceeds until such Lien or claim shall have been so discharged, by bond or otherwise.

4.26                        Plans and Benefit Arrangements.  Borrower shall comply with, and shall cause each other member of the ERISA Group to comply with, ERISA, the Internal Revenue Code and other Laws applicable to Pension Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change.  Without limiting the generality of the foregoing, Borrower shall cause its Pension Plans and all Pension Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Pension Plans, Benefit Arrangements and Multiemployer Plans.

4.27                        Security Deposits.  All security deposits delivered to Borrower under the Leases shall be maintained by Borrower in accordance with applicable law.

4.28                        Conditions Precedent.  As a condition precedent to Lender’s obligation to close the Loan and make the First Disbursement, Borrower shall have complied with all the requirements and shall have fulfilled all the conditions set forth in this Agreement and shall, at least five (5) days prior to the Closing Date (unless otherwise set forth herein or waived in writing by Lender), furnish to Lender at Borrower’s sole cost and expense, the items set forth on Exhibit 4.28 attached hereto and made a part hereof which are required to be delivered prior to the Closing Date, all of which shall be in form and content satisfactory to Lender and its counsel.

4.29                        Compliance With Project Documents.  Borrower shall cause the Improvements to be constructed in compliance in all material respects with all agreements relating to the Project and the Leases and shall perform all of its obligations under all such agreements.

4.30                        Maintenance of Properties.  Borrower  shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

4.31                        Maintenance of Patents, Trademarks, Etc.  Borrower shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

4.32                        Use of Proceeds.  Borrower shall use the proceeds of the Loan only for the development and construction of the Improvements.  Borrower shall not use the proceeds of the Loan for any purposes which contravene any applicable Law or any provision hereof.

4.33                        Single Purpose Entity.  Until the Obligations have been indefeasibly paid in full to Lender, Borrower’s Organizational Documents will provide that Borrower’s sole business purpose shall be the acquisition, financing, development, ownership and operation of the real estate encumbered by the Deed of Trust.  Borrower shall at all times during the term of the Loan conduct its business affairs in compliance with such Organizational Documents. In addition, Borrower hereby represents and warrants to, and covenants and agrees with Lender, that Borrower has not and shall not, without the prior express written consent of Lender, which consent may be granted or denied in Lender’s sole and absolute discretion:  (a) engage in any business or activity other than the ownership, operation and maintenance of the real property which is the subject of the Deed of Trust, and activities incidental thereto; (b) acquire or own any material assets other than (i) the real property which is the subject of the Deed of Trust, and (ii) such incidental personal property as may be necessary for the operation of the real property which is the subject of the Deed of Trust.

4.34                        Subguard Policy.Prior to the Closing Date, Borrower shall cause Contractor to obtain a Subguard Policy.  The Subguard Policy shall be issued or reissued by an insurance company approved by Lender rated A+ by A.M. Best Company, Inc. and AA or higher by Standard & Poor’s Corporation or Moody’s Investors Services.  In addition to the Subguard Policy, Borrower shall deliver or cause Contractor to deliver, to Lender information regarding the number and value of current contracts, an executed Additional Financial Interest Endorsement and an Enrollment Endorsement.  Lender shall be named in the Additional Financial Interest endorsement delivered in connection with the Subguard Policy.

4.35                        Development and Management of the Project.  Borrower shall develop and manage the Project, including, without limitation, all marketing, leasing, collections, maintenance and servicing duties, in a competent and professional manner.  Borrower shall not enter into, modify, amend, terminate or cancel any agreements with any Property Manager or any other agents or brokers regarding the management or leasing of the Project, without the prior written approval of Lender, such consent not to be unreasonably withheld or delayed.  Upon the occurrence of an Event of Default and if requested by Lender, Borrower shall cooperate with Lender in replacing the then current Property Manager with another third party manager for the Project.  The parties further acknowledge that as a condition to consenting to the Management Agreement, Borrower and Property Manager shall enter into the Assignment of Management Agreement in favor of Lender.

4.36                        Keepwell.  Each Loan Party, if it is a Qualified ECP Loan Party, jointly and severally, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 4.36 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.36, or otherwise under this Agreement or any Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 4.36 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Loan Documents.  Each Qualified ECP Loan Party intends that this Section 4.36 constitute, and this Section 4.36 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

4.37                        Project Account and Permanent Financing Services; Tenant Lockbox.

(a)                                 Borrower shall establish and maintain with Lender the Project Account for the purpose of disbursement of funds with respect to the Loan (but not with respect to rental deposits or other amounts due under Leases the account(s) for which may be maintained at another financial institution in accordance with the Management Agreement).  As additional consideration for Lender’s making of the Loan, Borrower hereby agrees that it shall give Lender the first opportunity to provide any and all permanent financing for the Project requested by Borrower.  If after giving Lender the first opportunity to provide such permanent financing to Borrower, Borrower wishes to obtain permanent financing from a financial institution other than Lender, Borrower shall also give Lender the last opportunity to provide such permanent financing services upon terms substantially the same as the other lender has offered to Borrower.  Lender shall have fifteen (15) days after receipt of written notice from Borrower of its intention to obtain permanent financing from a financial institution other than Lender within which to exercise its right of last opportunity to provide such services, provided Borrower shall not be obligated to obtain permanent financing from Lender.

(b)                                 Borrower shall, or shall cause all tenants under Leases with Borrower to, deposit rent and any other amounts due under such Leases directly into the Project Account over which, until an Event of Default has occurred, Borrower shall have complete and exclusive control.

4.38                        Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity will become a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay the Obligations will not be derived from any unlawful activity.  Each Covered Entity shall comply with all Anti-Terrorism Laws.  Borrower shall promptly notify Lender in writing upon the occurrence of a Reportable Compliance Event.

5.                                      NEGATIVE COVENANTS

The Loan Parties hereby covenant and agree that, from the date hereof and until the Obligations have been indefeasibly paid in full and all other obligations hereunder shall have been performed and discharged, they shall comply at all times with the following negative covenants:

5.1                               Changes in Organizational Documents.  Borrower shall not amend or modify, or permit the amendment or modification of, in any material respect, any provision of the Organizational Documents of Borrower, without providing prior written notice to Lender and obtaining the prior written consent of Lender.

5.2                               Transfer of Land and Improvements.  Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any interest, whether nominal, beneficial or otherwise in or any part of the Land or the Improvements without the prior written consent of Lender having been obtained. Borrower shall not grant easements, rights-of-way or similar entitlements without the prior written consent of Lender.  Any transaction which is prohibited under this Section 5.2 shall be null and void to the extent permitted by applicable Law.  Lender shall not be under any obligation to allege or show any impairment of the Collateral, and Lender may pursue any legal or equitable remedies for default without such allegation or showing, notwithstanding the foregoing.

5.3                               Change in Ownership.  Borrower shall not cause or permit sales, pledges, encumbrances, conveyances, transfers or assignments of interests in Borrower (whether owned directly or through other entities) without the prior written consent of Lender.  Notwithstanding any provision to the contrary, any rights to receive distributions (including cash or other property) payable or distributable to the member(s) of Borrower may be pledged or assigned by the member(s) of Borrower to one or more creditors (or agents or trustees on behalf of such creditors) in connection with any financing provided to the member(s) of Borrower or any Affiliate(s) thereof.

5.4                               Liquidations, Mergers, Consolidations, Acquisitions.  Borrower shall not dissolve, liquidate or wind up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person.

5.5                               Breach of Construction and Development Documents.  Borrower shall not commit any act, or permit any act to occur, which would, in any manner, give rise to a breach of any term, covenant or condition on Borrower’s part to be performed under the Construction and Development Documents or any other contract to which Borrower is a party or by which it is bound.

5.6                               Judgments.  Borrower shall not permit any final judgment obtained against it to remain unpaid for a period of thirty (30) days following the entry thereof without obtaining a stay of execution or bonding or causing such judgment to be bonded.  Guarantor shall not permit any final judgment obtained against it to remain unpaid for a period of thirty (30) days following the entry thereof without obtaining a stay of execution or bonding or causing such judgment to be bonded, to the extent the aggregate amount of all such judgments exceeds $10,000,000.

5.7                               Leasing of Premises.  Borrower shall not, without the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed, enter into or extend, any Lease other than (i) residential leases substantially in the form of the Standard Form Lease or (ii) any retail lease comprising less than 6,000 square feet, or amend or modify any Lease in any materially adverse respect.

5.8                               Changes in Construction Documents.  Except for Minor Change Orders, Borrower shall not amend or modify any provisions of the Plans or Construction and Development

Documents without providing prior written notice, along with copies of such amendments or modifications, to Lender and obtaining its prior consent.

5.9                               Reserved.

5.10                        Continuation of or Change in Business.  Borrower shall not engage in any business other than the business conducted on the date of this Agreement by Borrower and Borrower shall conduct and operate such business substantially as conducted and operated by Borrower  during the fiscal year which includes the date of this Agreement, and Borrower shall not permit any material change in such business.

5.11                        Liens.  Except for the Permitted Encumbrances, Borrower shall not at any time, create, incur, assume or suffer to exist or be created, or permit any pledge of, any deed of trust, mortgage, Lien (including any Lien or other encumbrance authorized by Environmental Laws), charge, security interest or encumbrances of any nature with respect to the Land or the Improvements, or assign, pledge or in any way transfer or encumber its rights to receive income from the Land or the Improvements, or any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree to become liable to do so.

5.12                        Value of Collateral.  Borrower shall not take any action which would result in any material impairment of the value of any Collateral.

5.13                        Transfer of Personalty on Land or Improvements.  Borrower shall not voluntarily or by operation of law, directly or indirectly, sell, assign, transfer, encumber, pledge, mortgage, hypothecate, convey or otherwise dispose of any interest in or any part of any personalty located upon the Project or used or intended to be used in connection therewith, provided that Borrower may dispose of any worn-out personal property as long as the same is promptly replaced with personal property that is the functional equivalent of the replaced property within such time as would not impair the operation of the Project.

5.14                        Disposition of Rents.  Borrower shall not consent to or permit or enter into any sale, conveyance, pledge, mortgage, hypothecation or other disposition of any rents, income, issues, profits or other funds arising from or in connection with the Land and/or the Improvements.

5.15                        Indebtedness.  Borrower shall not, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness under any Interest Rate Hedge permitted pursuant to Section 4.12 [Interest Rate Hedge]; and/or

(c)                                  Trade debt in the ordinary course of business.

5.16                        Dividends and Related Distributions.  Borrower shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests or on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests; provided that, notwithstanding the foregoing, Borrower shall be permitted to make distributions so long as, before and as a result of giving effect to any distribution, (i) no Event of Default or Potential Default shall exist and (ii) certificates of occupancy have been issued for no less than one hundred ninety (190) of the apartment units comprising the Project, and prior to making any such distribution, Borrower shall have provided written confirmation of the foregoing to Lender in form and substance satisfactory to Lender.

5.17                        Materials and Fixtures.  Borrower shall not use, or allow the use of, any materials, furnishings, fixtures or equipment intended to become a part of the Improvements or otherwise included in the Plans which are under or subject to any lease or similar agreement or which have been purchased upon a conditional bill of sale or to which Borrower does not have absolute and unencumbered fee title.

5.18                        Pension Plans and Benefit Arrangements.  Borrower and each other member of the ERISA Group shall not:

(a)                                 fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Pension Plan;

(b)                                 request a minimum funding waiver from the IRS with respect to any Pension Plan;

(c)                                  engage in a Prohibited Transaction with any Pension Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(d)                                 permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan-termination basis, as disclosed in the most recent actuarial report completed with respect to such Pension Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Pension Plan;

(e)                                  fail to make when due any contribution to any Multiemployer Plan that Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(f)                                   withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of Borrower or any member of the ERISA Group;

(g)                                  terminate, or institute proceedings to terminate, any Pension Plan, where such termination is likely to result in a material liability to Borrower or any member of the ERISA Group;

(h)                                 make any amendment to any Pension Plan with respect to which security is required under Section 307 of ERISA; or

(i)                                     fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

5.19                        Financial Covenants.  Until indefeasible payment in full of the Obligations and satisfaction of all of Borrower’s other obligations hereunder and under the other Loan Documents, Borrower shall comply at all times with the following financial covenants (“Financial Covenants”):

(a)                                 The Debt Service Coverage for the Project, as measured on the last day of the calendar month preceding the thirty-nine month anniversary of the Closing Date for the three (3) calendar months then ended, shall equal or exceed .85:1.00, as evidenced by Borrower’s delivery of the Certificate of Debt Service Coverage Ratio.

(b)                                 The Debt Service Coverage for the Project, as measured on the last day of the calendar month preceding the forty-five month anniversary of the Closing Date for the three (3) calendar months then ended, shall equal or exceed 1.10:1.00, as evidenced by Borrower’s delivery of the Certificate of Debt Service Coverage Ratio.

(c)                                  During the first Extension Period, if applicable, the Debt Service Coverage Ratio for the Project shall equal or exceed 1.20:1.00 as of the end of each fiscal quarter, as evidenced by Borrower’s delivery of the Certificate of Debt Service Coverage Ratio.

(d)                                 During the second Extension Period, if applicable, the Debt Service Coverage Ratio for the Project shall equal or exceed 1.25:1.00 as of the end of each fiscal quarter, as evidenced by Borrower’s delivery of the Certificate of Debt Service Coverage Ratio.

In the case of Borrower’s failure to comply with any applicable Financial Covenant set forth above, Borrower may cure such failure by making a permanent principal payment to Lender within ten (10) days of Borrower’s knowledge of such failure but in no event later than forty (40) days after the end of any calendar quarter, in an amount necessary to reduce the outstanding principal balance of the Loan to the point where the applicable Financial Covenant requirement is satisfied.

6.                                      CLOSING AND DISBURSEMENT MATTERS

6.1                               Procedures.

(a)                                 Lender shall be entitled to disburse Loan proceeds for interest, fees and other amounts due to Lender under the Loan to the extent that cash flow from the Project is insufficient to pay the same, as evidenced to the satisfaction of Lender.  Lender may make up to one (1) additional disbursement of Loan proceeds per month pursuant to Borrower’s Disbursement Request in the form attached hereto as Exhibit 6.1, if approved by Lender.  Upon receipt of a Disbursement Request, Lender shall cause an inspection to be made by the Inspecting Architect (if said inspection has not already been scheduled or completed prior to

Lender’s receipt of the Disbursement Request) of the progress of construction with respect to the costs of construction.  If Lender reasonably determines that construction is proceeding substantially in accordance with the Plans and otherwise in the manner required by this Agreement and that all conditions to such disbursement shall have been fulfilled, Lender shall make the disbursement in the manner specified in paragraph (b) of this Section 6.1 below and shall make such disbursement within ten (10) Business Days after Lender’s receipt of a duly completed Disbursement Request and those items specified in Section 6.1(c) below.

(b)                                 Subject to paragraph (d) of this Section 6.1, all disbursements will be made, at Lender’s option, into the Project Account, or advanced directly (or jointly with Borrower, as Lender may elect) to such party or parties as have actually supplied labor, material or services in connection with the construction of the Improvements, or advanced to a title company or other escrow agent acceptable to Lender for disbursement to such third parties.  Borrower shall pay, upon being billed therefor, Lender’s standard charges for account maintenance and wiring of funds.  All Loan proceeds will be considered to have been advanced to and received by Borrower upon, and interest on the Loan proceeds will be payable by Borrower from and after, the deposit or advance of the Loan proceeds as aforesaid or the charge against the Loan proceeds as provided in subsection (d) below.

(c)                                  As a condition precedent to each disbursement of the Loan proceeds, Borrower shall furnish or cause to be furnished to Lender the following documents covering each Disbursement Request, in form and substance satisfactory to Lender:

(i)                               The form of Borrower’s Disbursement Request, together with an itemized disbursement request summary.  Without limiting the foregoing, in connection with any Disbursement Request, Borrower shall submit copies of signed and notarized applications for payment similar to AIA Forms G702/703 for the Contractor (“Applications for Payment”), copies of subcontractor invoices or Applications for Payment for costs included in such Disbursement Request and invoices for all soft costs included in such Disbursement Request.  Invoices submitted with all Disbursement Requests except the first Disbursement Request shall not be dated prior to the date that is ninety (90) days preceding the date of the Disbursement Request;

(ii)                            Payment receipts and lien releases (which shall be unconditional with respect to disbursements for which payment has been received and conditioned only on payment of the amount in the pending Disbursement Request with respect to disbursements for which payment is pending) , in form and substance satisfactory to Lender, from the Contractor covering the pending disbursement and from all subcontractors, covering all disbursements within sixty (60) days of the pending disbursement;

(iii)                         Copies of any change orders, whether proposed or executed, which have not been previously furnished to Lender and the pending change order log maintained by the Contractor or Developer;

(iv)                        Upon request by Lender or the Inspecting Architect, copies of Major Subcontracts not previously furnished;

(v)                           An up to date rent roll for the Project listing all executed Leases for the Project;

(vi)                        Such other documentation as may be required by the title insurer to issue a date down endorsement to Lender’s title policy in the form attached hereto as Schedule 6.1 covering the amount of the requested disbursement;

(vii)                     If any significant dispute arises between Borrower and Contractor, a written summary of the nature of such dispute; and

(viii)                  Such other information that Lender may reasonably require to verify information contained in the Disbursement Request.

(d)                                 Notwithstanding the provisions of subsection (c) of this Section 6.1, Lender may elect, without obtaining authorization by Borrower, to use the Loan proceeds to pay, as and when due, any Loan fees owing to Lender, interest on the Loan, reasonable fees and disbursements of the Inspecting Architect and Lender’s attorneys which are payable by Borrower as provided in the Loan Documents and such other sums as may be owing from time to time by Borrower to Lender with respect to the Loan or the transactions contemplated by this Agreement.  Such payments may be made by recording a funding under the Loan in the amount of such payments.

(e)                                  All advances of the Loan proceeds shall be evidenced by the Note and secured by the Collateral Documents.

6.2                               Disbursement Amounts.

(a)                                 Aggregate advances of the Loan shall be limited to the maximum amount of the Loan.  The aggregate amount of the Loan for any Category shall be limited to the amount shown in the Development Budget for such Category, after adjustment for the expenditure of the Equity Contribution as shown on the Development Budget, taking into account any reallocation authorized by Lender pursuant to Section 6.3 [Cost Information] hereof.  Prior to disbursement of any Loan proceeds, Borrower shall have expended, for costs approved by Lender, sums at least equal to the Equity Contribution.

(b)                                 Subject to the terms of this Agreement, Lender will make disbursements of the Loan to defray actual and reasonable costs approved by Lender, as applicable, and shown on the Development Budget of (i) labor performed on the Improvements and equipment and materials incorporated into the Improvements; (ii) materials suitably stored on the Land, if approved by Lender; (iii) materials stored off-site provided requirements set forth on Exhibit 6.2 are satisfied; (iv) acquisition of the Land; (v) developing and financing the Improvements, including any other costs within the Categories shown on the Development Budget and (vi) advance deposits (“Deposits”) for materials that are to be fabricated for the Project and appliances to be incorporated into the Project, in each case subject to purchase orders or similar documents reasonably acceptable to Lender; provided however that disbursements of the Loan for Deposits shall not exceed $100,000 individually or $500,000 in  the aggregate..  The undisbursed balance of the Loan and the sums delivered and held by Lender pursuant to Section 6.7 [Deposit of Funds by Borrower] of this Agreement shall at no time be less than the sum of (1) the amount reasonably estimated by Lender to complete the construction, development and financing of the Improvements and (2) the aggregate amount of the Retainage to date.

(c)                                  Subject to the terms of this Agreement, disbursements of the Loan to the General Contractor under the General Construction Contract for the contractor’s fee or general conditions shall not exceed the amount set forth in the Development Budget for each such item and shall be disbursed by Lender based on a percentage of lien-free completion.  The parties expressly acknowledge that no development fee or any similar payment to any developer is included in the Development Budget.

(d)                                 Lender shall not be obligated to make disbursements of the proceeds under the Loan after the Completion Date unless all of the conditions contained in Section 6.4 [First Disbursement], Section 6.5 [Subsequent Disbursements] and Section 6.6 [Retainage Disbursements] hereof shall continue to be satisfied; provided, however, that in no event shall Lender be obligated to make any disbursement of proceeds of the Loan after the Initial Expiration Date or during any Extension Period, if applicable.

(e)                                  To the extent that a permit issued by an Official Body or a Governmental Approval is necessary to construct any portion of the Improvements for which Loan proceeds are being requested, the amounts allocated to the “hard cost” categories of the Development Budget applicable to such work shall not be available for disbursement until the permit or Governmental Approval pertaining to such work has been validly issued, is in full force and effect and has been delivered to Lender and Inspecting Architect.

(f)                                   Subject to the terms of this Agreement, the amounts allocated to the “Hard Cost Contingency” category of the Development Budget shall not be subject to disbursement or reallocation without the prior approval of Lender which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing or any other provision to the contrary, Borrower may, from time to time, without the prior approval of Lender but with written notice to Lender, and provided that such cost saving are used toward Project related expenses (i) reallocate any verified cost savings (other than from the “Interest Reserve” or “Operating Deficit Reserve” Categories of the Development Budget) to any other hard cost line item of the Development Budget, and/or (ii) reallocate up to $600,000 in the aggregate from the “Hard Cost Contingency” Category of the Development Budget to defray costs in any other line items.

(g)                                  The amounts allocated to “Interest Reserve” Category of the Development Budget shall not be subject to reallocation without the written consent of Lender.

(h)                                 Upon Completion of Construction and receipt by Lender of evidence to its satisfaction that the Debt Service Coverage Ratio is equal to or greater than 1.0 to 1.0 for three (3) consecutive calendar months, any amounts remaining in the line items in the Development Budget for “Interest Reserve”, “Hard Cost Contingency” and “Operating Deficit Reserve” shall be funded to Borrower so long as no Event of Default or Potential Default exists.

(i)                                     Disbursements for leasing commissions payable with respect to executed Leases for any retail space will be disbursed by Lender upon execution.

6.3                               Cost Information.  If Borrower becomes aware of any change in the approved costs set forth in the Development Budget which would increase, change or cause a reallocation of the costs as shown on the Development Budget, Borrower shall immediately notify Lender in writing and promptly submit a proposed revised Development Budget to Lender.  Lender shall have no obligation to make further disbursements unless and until the revised Development Budget is approved by Lender.  Lender shall have the right to withhold consent of the proposed revised Development Budget pending the deposit of funds, if necessary, pursuant to Section 6.7 [Deposit of Funds by Borrower] hereof.

6.4                               Closing Conditions.  Lender shall not be obligated to close the Loan until Borrower, at its sole cost and expense, shall have fulfilled all terms, provisions and conditions of this Agreement applicable thereto, including, without limitation, the delivery and approval of the items referred to on Exhibit 4.28 attached hereto and made a part hereof which are required to be delivered pursuant to Section 4.28 [Conditions Precedent] hereof, and satisfaction of the following conditions:

(a)                                 No portion of the Improvements shall have been damaged by fire or other casualty and no condemnation or taking of the Land or the Improvements or any material portion thereof shall be pending or threatened;

(b)                                 Lender shall have received all duly executed Loan Documents on or before the Closing Date and the Collateral Documents and other documents to be placed of record shall have been duly recorded and filed in all appropriate offices;

(c)                                  The security interest in all property described in the Collateral Documents shall have been duly perfected and shall be a valid and enforceable first lien;

(d)                                 The Closing Fee and any other applicable fees shall have been paid;

(e)                                  Lender shall have received all duly executed Construction and Development Documents and the Subguard Policy required pursuant to Section 4.34 [Subguard Policy];

(f)                                   All Governmental Approvals with respect to the Project (other than those not obtainable until a later stage of construction) shall be in full force and effect, and no notices of violation or revocation with respect thereto shall have been received which have not been cured to the satisfaction of the applicable Official Body;

(g)                                  Lender shall have received, at Borrower’s expense, the Title Insurance Policy, in form and substance satisfactory to Lender, insuring the first priority of the Lien of the Deed of Trust and containing no exception other than the Permitted Encumbrances;

(h)                                 No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

(i)                                     No Material Adverse Change shall have occurred;

(j)                                    Lender shall have received effective lien waivers and releases (conditioned solely upon payment of amounts included in the First Disbursement or included in the Disbursement

Request, as applicable) and their corresponding Applications for Payment from the Contractor and all subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work completed through a date no earlier than thirty (30) days prior to the date of the First Disbursement, together with any other information required by Lender from time to time; and

(k)                                 The representations and warranties contained in Article 8 [Representations and Warranties] hereof shall be true and accurate on and as of the date of the First Disbursement with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and Borrower shall have performed and complied with all covenants and conditions hereof.

6.5                               First and Subsequent Disbursements.  Lender shall not be obligated to make any disbursements of the Loan (the first such disbursement being called the “First Disbursement” or any subsequent disbursements of the Loan (including the Retainage disbursements referred to in Section 6.6 [Retainage Disbursements] hereof) (each, a “Subsequent Disbursement”), until Borrower, at its sole cost and expense, shall have fulfilled all terms, conditions and provisions of this Agreement applicable thereto, including, without limitation, the items set forth below, all in a manner satisfactory to Lender:

(a)                                 The conditions of the preceding Section 6.4 [First Disbursement] hereof shall continue to be met;

(b)                                 Lender shall have received evidence of the expenditure of the Equity Contribution for Project costs in accordance with the Development Budget;

(c)                                  Lender shall have received effective lien waivers and releases (conditioned solely upon payment of amounts included in the Disbursement Request) and their corresponding Applications for Payment from the Contractor and all subcontractors, suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work completed prior to the date of the Subsequent Disbursement, together with any other information required by Lender from time to time.

(d)                                 Lender shall have received a report satisfactory to Lender from the Inspecting Architect concerning its review of the Subsequent Disbursement, the Improvements, the Plans, the Construction Contract, the Major Subcontracts (to the extent requested), the Development Budget, the Governmental Approvals and the construction schedule;

(e)                                  Lender shall have received, at Borrower’s expense, a Construction Loan Endorsement satisfactory to Lender insuring the priority of the Lien of the Deed of Trust in the amount of all disbursements hereunder, insuring the Land and Improvements as described in the updated survey referred to in Section 6.5(j) below, and containing no exception other than the Permitted Encumbrances;

(f)                                   All Governmental Approvals (other than those not obtainable until a later stage of construction) shall be in full force and effect, and no notices of violation or revocation with respect thereto shall have been received which have not been cured to the satisfaction of the applicable Official Body; provided no disbursement for vertical construction shall be made until Lender shall have received a copy of the vertical building permit for the Project;

(g)                                  No Event of Default or Potential Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents;

(h)                                 No Material Adverse Change shall have occurred;

(i)                                     The representations and warranties contained in Article 8 [Representations and Warranties] hereof shall be true and accurate on and as of the date of the disbursement of Loan proceeds with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and Borrower shall have performed and complied with all covenants and conditions hereof; and

(j)                                    Within forty five (45) days after the actual location of the foundation for the Improvements, a foundation survey shall be delivered to Lender showing the location of the Improvements and the absence of any encroachment of the Improvements over any building, zoning, right-of-way or property boundary lines and shall be otherwise satisfactory to Lender.

6.6                               Retainage Disbursements.

(a)                                 The amount of each disbursement shall be subject to Retainage in accordance with the provisions of the General Construction Contract, which Retainage shall be ten percent (10%) of costs incurred under the General Construction Contract until the Project is fifty percent (50%) completed and five percent (5%) thereafter.

(b)                                 Reserved.

(c)                                  Lender shall authorize the release of the Retainage only upon the fulfillment of the following conditions, together with any other reasonable requirements, conditions, documentation and determinations of the Inspecting Architect:

(i)                               All conditions of Section 6.4 [First Disbursement] and Section 6.5 [Subsequent Disbursements] hereof shall continue to be met;

(ii)                                                                            Lender shall have received a certificate of the Architect and Contractor to the effect, inter alia, that the Improvements have been completed in accordance with the Plans, all Laws and all Governmental Approvals, and the matters in such certificate shall have been verified by the Inspecting Architect.  If Retainage is released prior to completion of any punch list work, an amount equal to 150% of the estimated cost of performing remaining punch list work (as verified by the Inspecting Architect) shall be withheld from disbursement until all punch list work is complete;

(iii)                         The Certificate of Occupancy shall have been duly issued, and Lender shall have received a copy thereof;

(iv)                        Lender shall have received a Construction Loan Endorsement or other endorsement to Lender’s Title Insurance Policy, in a form and substance approved by Lender, insuring the priority of the lien of the Deed of Trust in the full amount of the Loan and containing no exception other than the Permitted Encumbrances and otherwise insuring that no encroachments exist over any building, zoning, right of way or property boundary lines;

(v)                           Lender and the title company shall have received an as-built ALTA survey, showing the location of all applicable Improvements, easements, rights-of-way and other plottable matters affecting the Land, certified to each and dated within sixty (60) days of delivery to Lender and title company;

(vi)                        Lender shall have received effective lien releases and waivers (conditioned solely upon payment of Retainage amounts, provided that effective final lien releases and waivers shall be delivered within thirty (30) days thereafter), and their corresponding Applications for Payment, from the Contractor and all subcontractors suppliers and other Persons having a right to file a mechanic’s or materialman’s Lien, notice of unpaid balance, construction lien or any similar instrument against the Land and Improvements with respect to the work performed in connection with the construction and equipping of the Improvements, together with any other information required by Lender from time to time;

(vii)                     Lender shall have received tax receipts evidencing the payment of the current year’s real estate taxes and assessments to the extent such taxes and assessments are then due and payable;

(viii)                  Lender shall have received evidence satisfactory to Lender that the All Risk coverage insurance policy with respect to the Improvements is in full force and effect;

(ix)                        Lender shall have received the written consent of any and all third parties as may be reasonably required by Lender; and

(x)                           Lender shall have received a letter from Borrower whereby Borrower represents and warrants that Borrower has inspected the applicable Improvements and, to its knowledge, the Improvements have been completed in accordance with the applicable Plans.

(d)                                 Notwithstanding the terms, conditions and provisions of subsections 6.6(a) and (b) above to the contrary, Lender shall release any Retainage, to the extent under the General Construction Contract such Retainage is required to be released to the applicable subcontractor, upon the final completion by a subcontractor of said subcontractor’s portion of the Project, all as determined by the Inspecting Architect and as evidenced and certified by said subcontractor in a payment receipt/lien release, in a form satisfactory to Lender.

6.7                               Deposit of Funds by Borrower.  If Lender, at any time and from time to time, in good faith determines that (a) the amount of the undisbursed Loan proceeds will not be sufficient to pay in full all costs required to complete the construction of the Improvements in accordance with the Plans, and financing and development costs covered by the Development Budget, or that (b) any amount shown in any Category will not be sufficient to pay in full the items to which such amount is allocated, then Lender may make demand on Borrower to deposit with Lender within ten (10) Business Days after the date of demand, funds equal to the insufficiency so determined by Lender, such funds to be held in an account with Lender in which Lender has a security interest.  Lender shall have no obligation to make further disbursements until the demanded funds shall have been so deposited by Borrower with Lender. Whenever Lender has any such funds on deposit, such funds shall be additional security for the Loan, and all disbursements will be considered to be made by Lender first from those funds until they are exhausted.

6.8                               Additional Security.  As additional security for Borrower’s obligations under this Agreement and the other Loan Documents, Borrower irrevocably assigns and grants to Lender a security interest in all Loan proceeds now or hereafter held by Lender or any other financial institution, whether or not disbursed.  Borrower further irrevocably assigns and grants to Lender as additional security for Borrower’s obligations under the Loan Documents all of Borrower’s interest in (a) all funds now or hereafter deposited by Borrower with Lender under this Agreement or any of the other Loan Documents, including, without limitation, amounts held in the Project Account, (b) all Governmental Approvals to the extent permitted by Law or by the terms thereof, and (c) all reserves, deferred payments, deposits, refunds, cost savings and payments of any kind relating to the construction of the Improvements.  Upon the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, Lender, in addition to any other rights and remedies they may have under the Loan Documents or at law or in equity, may use any of the other property referred to above for any purpose for which Borrower could have used them under this Agreement or with respect to the construction or financing of the Improvements.  Further, Borrower hereby assigns to Lender all of Borrower’s rights under the Construction and Development Documents, subject to the terms thereof, which rights Lender may exercise upon the occurrence of an Event of Default.  Such assignment is made for collateral purposes only and imposes no obligations upon Lender.

7.                                      REPORTING REQUIREMENTS

7.1                               Appraisals, Title Reports and Environmental Reports.

(a)                                 Appraisal.  In addition to the Appraisal required prior to the Closing Date as set forth on Exhibit 4.28 attached hereto, until the Obligations are repaid in full, Lender shall have the right at any time and from time to time, but no more frequently than once each calendar year prior to the occurrence of an Event of Default, to obtain an Appraisal with respect to the Project, which Appraisal shall be at the sole cost and expense of Borrower.  After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, Lender shall have the right to obtain such Appraisals as it may require at the sole cost and expense of Borrower without limitation.

(b)                                 Title Reports. In addition to the title bringdowns required under Article 6 [Closing and Disbursement Matters] hereof, at the option of Lender exercised not more than once each calendar year prior to the occurrence of an Even of Default, Lender may request and Borrower shall deliver within fifteen (15) days of such request, an updated title report on the Project, prepared and issued by the same title insurance company that delivered to Lender the Title Insurance Policy in connection with the delivery of the Deed of Trust at the sole cost and expense of Borrower.  After the occurrence of an Event of Default and so long thereafter as such Event of Default shall remain uncured, Borrower shall furnish such title reports, endorsements or policies as Lender shall require without limitation.  If Borrower fails to deliver the title updates, reports, endorsements or policies required pursuant to this Section 7.1(b), Lender, may obtain such item(s) and Borrower shall reimburse Lender, upon demand for any and all for costs incurred.

(c)                                  Environmental Reports.  Within thirty (30) days following the request of Lender, (i) if Lender reasonably suspects that there has been a breach of the Environmental Indemnity Agreement, (ii) if a previously undisclosed adverse environmental condition becomes apparent, (iii) if a change in applicable Law with respect to environmental matters should occur, or (iv) at any time following the occurrence of an Event of Default, Borrower shall cause an Environmental Report of the Project to be prepared at Borrower’s sole reasonable cost and expense, which Environmental Report will be in form and performed by a consultant approved by Lender, and if Borrower does not respond to Lender’s request within thirty (30) days, Lender shall cause an Environmental Report of the Project to be performed provided, however, that in any event Borrower shall, upon demand, will reimburse Lender, for any and all costs incurred in connection with any such Environmental Report.

7.2                               Financial Reports.  Until the Obligations are repaid in full, the Loan Parties shall furnish or cause to be furnished to Lender, within the time periods specified on Exhibit 7.2 attached hereto, the financial reports and information listed on Exhibit 7.2.

8.                                      REPRESENTATIONS AND WARRANTIES

The Loan Parties hereby represent and warrant to Lender as follows, which warranties and representations shall be recertified as true and correct to Lender with each Disbursement Request:

8.1                               Due Formation; Capacity.

(a)                                 Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to own or lease and operate properties, and to engage in the business it presently conducts and proposes to conduct.  Borrower is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.  Borrower shall not reorganize in another state during the term of the Loan.

(b)                                 Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization, and has full power and authority to engage in the business it presently conducts and proposes to conduct.  Guarantor is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

8.2                               Power and Authority.  Each of the Loan Parties has full power and authority to enter into, execute, deliver and carry out this Agreement and the other Loan Documents and the Construction and Development Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its obligations hereunder and thereunder and all such actions have been duly authorized by all necessary proceedings on its part.

8.3                               Validity and Binding Effect.  This Agreement, the other Loan Documents and the Construction and Development Documents will have been duly executed and delivered by the Loan Parties to the extent they are a party thereto upon delivery of such document by such Loan Party.  This Agreement, the other Loan Documents and the Construction and Development Documents constitute, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after delivery thereof by such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

8.4                               No Conflict.  Neither the execution and delivery of this Agreement, the other Loan Documents or the Construction and Development Documents, by any Loan Party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with, constitute a default under or result in any breach of (a) the terms and conditions of the Organizational Documents of any Loan Party or (b) any Governmental Approval, any applicable Law or any material agreement, instrument, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which any Loan Party is bound, or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents).

8.5                               Material Contracts.  All material contracts to which Borrower is a party are valid, binding and enforceable upon Borrower and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to Borrower’s knowledge, with respect to parties other than Borrower.  Borrower is not bound by any contractual obligation, or subject to any restriction in any Organizational Document, or any requirement of Law which could result in a Material Adverse Change.

8.6                               No Potential Default or Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the First Disbursement or Subsequent Disbursements of the Loan under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default.  Borrower is not in violation of any term of any Organizational Documents of Borrower.  None of the Loan Parties is in violation of any material agreement or instrument to which such Loan Party is a party or by which such Loan Party or any of such Loan Party’s properties may be subject or bound where such violation would constitute a Material Adverse Change.

8.7                               No Litigation or Investigations.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party at law or in equity before any Official Body which individually or in the aggregate would question the capacity, ability or authority of any of the Loan Parties to execute, deliver and perform the Loan Documents or Construction and Development Documents to which it is a party, or if adversely determined may result in any Material Adverse Change.  None of the Affiliates of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

8.8                               Financial Statements and Other Information.

(a)                                 The Loan Parties have delivered to Lender copies of their respective fiscal year-end (or calendar year-end, as applicable) financial statements (hereinafter collectively referred to as “Annual Statements”).  In addition, the Loan Parties have delivered to Lender copies of their respective interim financial statements for the fiscal year (or calendar year, as applicable) to date and as of the end of their respective most recent fiscal quarter (or calendar quarter, as applicable) (hereinafter collectively referred to as “Interim Statements” and hereinafter the Annual Statements and the Interim Statements as well as all other financial reports and information delivered to Lender in connection with the Loan shall be collectively referred to as “Historical Statements”).  The Historical Statements are correct, accurate and complete in all respects and fairly present the financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods (or calendar periods, as applicable) then ended, subject (in the case of the Interim Statements) to normal year-end audit adjustments.  All other financial data and information given to Lender by or with respect to the Loan Parties is accurate, correct and complete in all material respects.  The Loan Parties do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Loan Parties which may cause a Material Adverse Change.  Since June 30, 2015, no Material Adverse Change has occurred.

(b)                                 To Borrower’s knowledge, all surveys, plot plans and similar documents heretofore furnished by Borrower to Lender with respect to the Improvements are accurate and complete in all material respects as of their respective dates.

(c)                                  All other information given to Lender by and with respect to any Loan Party is accurate, correct and complete in all respects.

8.9                               Title Aspects.  Borrower has good and marketable fee simple title to the Land, subject only to Permitted Encumbrances.  Borrower has been granted all easements appropriate for the construction of the Improvements, and any mortgage liens now or hereafter affecting any land burdened by such easements are subordinate to such easements.  Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Encumbrances, and subject to the terms and conditions of the applicable leases.  All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

8.10                        Zoning and Governmental Approvals.  The development, construction, use and occupancy of the Improvements in accordance with the Plans will conform to all applicable Laws, all existing Governmental Approvals, and all covenants, conditions and restrictions contained in a deed, lease or other instrument or agreement covering or affecting all or any portion of the Land and/or the Improvements.  All Governmental Approvals (except to the extent the same are of a nature so as not to be obtainable until a later stage of construction or until Completion of Construction) have been obtained and are valid and in full force and effect.

8.11                        Plans.  The Plans are accurate, true and correct and are satisfactory to Borrower and, to the extent required by applicable Law, have been approved by each Official Body having jurisdiction over the Land and/or the Improvements and any others whose approval of the Plans, in whole or in part, may be called for by applicable undertakings of Borrower or by an applicable law, rule, regulation or the like.

8.12                        Utilities.  All utility and municipal services necessary for the construction, completion, use and occupancy of the Improvements are available to the Land and have sufficient capacity to operate the Improvements for their intended purposes, including water supply, storm and sanitary sewer facilities, gas, electricity and telephone facilities.  All impact, connection or other requisite fees for such services have been paid or are included in the Development Budget.  All streets and easements necessary for the completion of the Improvements and the operation thereof for their intended purpose are available to the boundaries of the Land.

8.13                        Security Interests.  The liens and security interests granted or to be granted to Lender pursuant to this Agreement and the other Loan Documents constitute and, subject to the filing of any continuation statements required by Law as described in the next sentence, will continue to constitute valid perfected Prior Security Interests under the Uniform Commercial Code as in effect in each applicable jurisdiction or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law.  Upon the filing of the applicable Loan Documents and financing statements relating to said liens and security interests in each office and in each jurisdiction where required in order to establish the liens and perfect the security interests described above, as applicable, all such action as is necessary or advisable to establish such rights of Lender will have been taken, and there will be upon execution and delivery of the Collateral Documents, such filings and such taking of possession, as is necessary to establish said liens and perfect said security interests and there shall be no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to any such financing statements within six (6) months prior to each five-(5) year anniversary of the filing of such financing statements.  All filing fees and other expenses in connection with each such action have been or will be paid by Borrower, and the collateral secured by such Loan Documents is subject to no other Liens or encumbrances except for the Permitted Encumbrances.

8.14                        Deed of Trust Liens.  The Lien granted to Lender pursuant to the Deed of Trust will, upon proper recording, constitute a valid, perfected first-priority Lien under applicable Law, and the Land, the Improvements and any other property, in whatever form, whether real, personal or otherwise, secured by the Deed of Trust is subject to no other Liens or encumbrances except for the Permitted Encumbrances.  All action as is necessary or advisable to establish such

Lien and its priority as described in the preceding sentence, including recordation of the Deed of Trust in the appropriate offices, will be taken promptly following the Closing Date, and there will be, upon execution, delivery and recordation of the Deed of Trust, no necessity for any further action in order to protect, preserve and continue such Lien and such priority.

8.15                        Compliance with Laws.  Borrower is in compliance with all applicable Laws in all jurisdictions in which it is organized or is doing business presently or will be doing business.  Guarantor is in compliance in all material respects with all applicable Laws in all jurisdictions in which it is organized or is presently or will be doing business.

8.16                        Construction and Development Documents.  Lender and the Inspecting Architect have been furnished with copies of all Construction and Development Documents.  The Construction and Development Documents constitute all of the agreements which have been executed by or for the benefit of Borrower in connection with the development, construction or provision of labor, materials or design or supervisory services with respect to the Land and the Improvements.  The Construction and Development Documents will cover all work and services necessary or desirable for the design, construction and development of the Land and Improvements, including, without limitation, all work and services necessary for the Improvements to be completed in accordance with all Governmental Approvals and any and all requirements of applicable Law.  No work or construction of any kind is to be performed pursuant to the Construction and Development Documents on any property owned by others or within any easement or right-of-way.

8.17                        Development Budget.  The Development Budget attached hereto as Exhibit 1.1(D) is true, correct and complete, shows all sources and provides for all costs and expenses to be incurred in connection with the acquisition and development of the Land, the construction and equipping of the Improvements, all financing fees and interest expenses on the Loan through the Expiration Date, and all other items of cost and expense to be incurred in connection with the design and construction of the Improvements, the leasing of the Improvements and the closing of the Loan, including, without limitation, all costs and expenses to be incurred pursuant to the Construction and Development Documents.

8.18                        Solvency.  Each of the Loan Parties is Solvent as of the Closing Date and will be Solvent after giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the security interests granted therein and the payment of all fees, costs, expenses and the like related thereto.

8.19                        Pension Plans and Benefit Arrangements.

(a)                                 Borrower and each other member of the ERISA Group are in compliance in all respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Pension Plans and Multiemployer Plans.  There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Pension Plan or, to the best knowledge of Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of Borrower or any other member of the ERISA Group.  Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law

pertaining thereto.  With respect to each Pension Plan and Multiemployer Plan, Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(b)                                 To the best of Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(c)                                  Neither Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Pension Plan.

(d)                                 No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Pension Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Pension Plan.

(e)                                  The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Pension Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Pension Plan, does not exceed the aggregate fair market value of the assets of such Pension Plan.

(f)                                   Neither Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  Neither Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA, and, to the best knowledge of Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(g)                                  To the extent that any Benefit Arrangement is insured, Borrower and all members of the ERISA Group have paid when due all premiums required to be paid for all periods through and including the Closing Date.  To the extent that any Benefit Arrangement is funded other than with insurance, Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(h)                                 All Pension Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

8.20                        Investment Companies; Regulated Entities.  None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”  None of the Loan Parties is subject to any other federal, local or state statute, rule or regulation limiting said Loan Party’s ability to incur Indebtedness for borrowed money.

8.21                        Use of Proceeds; Margin Stock.  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. including, without limitation, Regulation U.

8.22                        Full Disclosure.  Neither this Agreement nor any other Loan Document or Construction and Development Document, nor any certificate, statement, agreement or other documents furnished to Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to Lender prior to or on the date hereof in connection with the transactions contemplated hereby.

8.23                        Impositions.  All returns for Impositions required to have been filed with respect to Borrower have been timely filed, and payment has been made (or adequate provision for the payment thereof has been made) of all Impositions which have or may become due pursuant to said returns or to assessments received, prior to the date upon which any penalty or fine may be imposed, except to the extent that such Impositions are being contested in good faith by appropriate proceedings diligently conducted in accordance with the provisions of Section 4.2 [Payment of Liabilities, Including Impositions].  There are no agreements or waivers extending the statutory period of limitations applicable to any Impositions of Borrower for any period.

8.24                        Consents and Approvals.  Except for the filing of financing statements, the Deed of Trust and the Assignment of Leases and Rents in the applicable state and county filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the other Loan Documents or the Construction and Development Documents by any Loan Party, all of which shall have been obtained or made on or prior to the Closing Date. Borrower hereby authorizes Lender to file all financing statements, together with any amendments or modifications thereof which Lender deems necessary or desirable to perfect, under the applicable Uniform Commercial Code, the security interest in the collateral described in the Deed of Trust, the other Collateral Documents and this Agreement.

8.25                        Anti-Money Laundering/International Trade Law Compliance.  No Covered Entity is a Sanctioned Person.  No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

9.                                      DEFAULTS AND REMEDIES

9.1                               Events of Default.  The following shall be deemed to be Events of Default under this Agreement (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                                 Borrower shall fail to make any principal payment due under the Loan, including, without limitation, any Mandatory Principal Payment, or shall fail to pay any interest on the Loan or any other scheduled payment owing hereunder or under the other Loan Documents after such principal, interest or other scheduled payment shall become due and payable in accordance with the terms hereof;

(b)                                 (i) Any representation or warranty contained in Section 8.25 [Anti-Money Laundering/International Trade Law Compliance] is or becomes false or misleading at any time and (ii) any representation or warranty (other than a representation or warranty in Section 8.25) made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or written statement furnished by any Loan Party pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

(c)                                  Any Loan Party shall fail to make any of the deposits with Lender or to the Project Account required under this Agreement (including without limitation Section 6.7 [Deposit of Funds by Borrower]), or shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents which calls for the payment of money, other than those monetary defaults expressly referred to in Section 9.1(a) above, and shall not cure that failure within ten (10) Business Days after written demand by Lender;

(d)                                 Any of the Loan Parties shall fail to comply with any covenant or obligation contained in this Agreement or any of the other Loan Documents, other than (i) defaults or Events of Default under the Note and the Deed of Trust, or (ii) those defaults expressly referred to in the other subparagraphs of this Section 9.1, and shall not cure that failure within thirty (30) days after written notice thereof by Lender to Borrower or such shorter period of time for cure specified in any Loan Document (such grace period to be applicable only in the event such default can be remedied by corrective action of the applicable Loan Party as determined by Lender in its sole discretion);

(e)                                  Any of the Loan Parties, as applicable,  shall fail to comply with any of the following sections of this Agreement, as applicable to the respective Loan Parties; Section 4.6 [Maintenance of Insurance], Section 4.33 [Single Purpose Entity], Section 4.38 [Anti-Money Laundering/International Trade Law Compliance], Section 5.2 [Transfer of Land and Improvements], Section 5.3 [Change in Ownership], Section 5.4 [Liquidations, Mergers, Consolidations, Acquisitions], Section 5.10 [Continuation of or Change in Business], Section 5.15 [Indebtedness], Section 5.16 [Dividends and Related Distributions], or Section 5.19 [Financial Covenants];

(f)                                   Construction of the Improvements is abandoned for a period in excess of ten (10) consecutive Business Days or is not completed on or before the Required Completion Date;

(g)                                  A default by Borrower shall occur under the Construction and Development Documents and such default shall not be cured within any available cure period provided therein;

(h)                                 Any of the Loan Parties shall cease to be Solvent or shall be unable to pay their respective debts as the same shall mature;

(i)                                     Any Lien or encumbrance, other than a Permitted Encumbrance, is entered against the Land or Improvements and such Lien or encumbrance is not discharged, by bond or otherwise within fifteen (15) Business Days after the filing thereof;

(j)                                    Any final judgment(s) for the payment of money shall be entered against Borrower by a court having jurisdiction which is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment(s).  Any final judgment(s) for the payment of money shall be entered against Guarantor by a court having jurisdiction which is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry of such judgment(s) for an aggregate amount of $10,000,000 or more;

(k)                                 There shall occur any uninsured or inadequately insured damage to or loss, theft or destruction of any material portion of the Collateral including, without limitation, the Land and/or any of the Improvements and Borrower shall have failed to deposit into the Project Account, or as otherwise directed by Lender, any shortfall of such insurance proceeds within ten (10) Business Days following determination of such shortfall;

(l)                                     The Collateral or any other of the Loan Parties’ assets are attached, seized, levied upon or subjected to a writ or distress warrant, or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(m)                             Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Loan Parties in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with their terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(n)                                 Any party shall obtain an order or decree in any court of competent jurisdiction enjoining the construction of the Improvements or to delay construction of the same or to enjoin or prohibit Lender or the Loan Parties from carrying out the terms and conditions of any of the Loan Documents to which they are a party and such order or decree is not vacated or stayed within ten (10) Business Days after the filing thereof;

(o)                                 Any of the following occurs:  (i) any Reportable Event, which Lender determines in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or the appointment of a trustee to administer or liquidate any Pension Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Pension Plan, or a termination notice shall have been filed with respect to any Pension Plan; (iii) a trustee shall be appointed to administer or liquidate any Pension Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer or liquidate any Pension Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, Lender determines in good faith that the amount of Borrower’s liability is likely to cause a Material Adverse Change; (v) Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Pension Plan or a Multiemployer Plan; (vi) Borrower or any member of the ERISA Group shall make any amendment to a Pension Plan with respect to which security is required under Section 307 of ERISA; (vii) Borrower or any member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) Borrower or any member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Pension Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), Lender determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by Borrower and the other members of the ERISA Group;

(p)                                 A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(q)                                 Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

(r)                                    An Event of Default shall have occurred under the Note or the Deed of Trust or any other document executed and delivered in connection therewith;

(s)                                   An event of default occurs under any other lien or claim against the Land and/or the Improvements (other than residential leases), whether alleged to be superior or junior to the lien of the Deed of Trust;

(t)                                    Any action or proceeding is commenced, excepting an action to foreclose the lien of the Deed of Trust or to collect the indebtedness thereby secured, to which action or proceeding Lender is made a party by reason of the execution of the Deed of Trust or the Note, or in which it becomes necessary to defend or uphold the lien of the Deed of Trust, or the priority thereof or possession of the Land and the Improvements, or otherwise protect the security under the Deed of Trust and such action or proceeding is not dismissed within thirty (30) days of the commencement thereof; or

(u)                                 Borrower shall sell, assign, give, mortgage, pledge, hypothecate, encumber or otherwise transfer the Land and/or the Improvements, or any part thereof or interest therein, voluntarily or involuntarily, other than Leases permitted hereunder.

9.2                               Remedies.  Lender may exercise any or all of the following rights and remedies:

(a)                                 Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) if such event is an Event of Default specified in clause (p) or (q) above, Lender shall be under no further obligation to make disbursements of the Loan hereunder and the Loan, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents shall immediately become due and payable, and Lender may exercise any and all remedies and other rights provided in the Loan Documents, at law or in equity, and (ii) if such event is any other Event of Default, any or all of the following actions may be taken:  (x) Lender shall be under no further obligation to make disbursements of the Loan hereunder; (y) Lender may declare the unpaid principal amount of the Loan then outstanding and, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable to Lender without presentment, demand, protest or any other notice of any kind, all of which are expressly hereby waived; and (z) Lender may exercise any and all remedies and other rights provided pursuant to the Loan Documents, at law or in equity.  Except as otherwise provided in this Section 9.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b)                                 If an Event of Default shall occur, Lender and any branch, subsidiary or Affiliate of Lender shall have the right, in addition to all other rights and remedies available to it, without notice to any Loan Party, to set-off against and apply to the then unpaid balance of the Loan and all other obligations of the Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, Borrower or such other Loan Party by Lender, or by such branch, subsidiary or Affiliate of Lender, including without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with Lender or such branch, subsidiary or Affiliate.  Such right shall exist whether or not Lender shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, the Guaranties or other security, right or remedy available to Lender;

(c)                                  If an Event of Default shall occur, and so long thereafter as such Event of Default shall remain uncured, and whether or not Lender shall have accelerated the maturity of the Loan pursuant to any of the foregoing provisions of this Section 9.2, Lender may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law, the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of Lender;

(d)                                 From and after the date on which Lender has taken any action pursuant to this Article 9 and until all Obligations have been paid in full, any and all proceeds received by Lender from any sale or other disposition of any Collateral, or any part thereof, or the exercise of any other remedy by Lender, shall be applied as follows:

(i)                               first, to reimburse Lender for any additional compensation due pursuant to Section 3.11 [Additional Compensation in Certain Circumstances] hereof and for out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys and paralegals’ fees and legal expenses incurred by Lender in connection with realizing on any Collateral or collection of any obligations of the Loan Parties under any of the Loan Documents, including advances made subsequent to an Event of Default by  Lender for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)                            second, to the repayment of all Obligations in the order determined by Lender in its discretion as to principal, interest fees or other amounts; and

(iii)                         the balance, if any, as required by Law;

Notwithstanding anything to the contrary contained herein, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth herein.

(e)                                  Lender shall have all of the rights and remedies contained in this Agreement and the other Loan Documents (including the right to appoint a receiver and all other rights described in the Deed of Trust).  In addition, Lender shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.  Lender may exercise all post-default rights granted to Lender under the Loan Documents or applicable Law; and

(f)                                   Lender shall have the further right to enter the Land and Improvements and take any and all actions necessary, in its judgment, to secure, winterize, protect and preserve the

Improvements and any materials or supplies located on the Land, to complete in part or in full the construction of the Improvements, including, but not limited to, making changes in the Plans, and entering into, and, subject to the terms thereof, modifying or terminating the Construction and Development Documents and other contractual arrangements.  If Lender elects to continue with the construction of the Improvements, Lender will not assume any liability to Borrower or any other Person for completing the Improvements or for the manner or quality of construction of the Improvements and Borrower expressly waives any such liability, except to the extent that such liability shall be caused directly by the gross negligence or willful misconduct of Lender.  Borrower irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, to complete the Improvements in Borrower’s name or Lender may elect to complete construction in its own name.  In any event, all sums actually expended by Lender in completing construction or otherwise exercising its rights hereunder or under the other Loan Documents will be secured by the Deed of Trust and all other Collateral Documents and shall bear interest at the Default Rate.

9.3                               Notice of Sale.  Any notice required to be given by Lender of a sale, lease, or other disposition of any Collateral or any other intended action by Lender, if given five (5) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

10.                               MISCELLANEOUS

10.1                        Modifications; No Implied Waivers; Cumulative Remedies; Writing Required.  Except as may be otherwise provided in any Loan Document, Lender and Borrower may from time to time enter into written agreements amending or changing any provision of any Loan Document or the rights of Lender or Loan Parties hereunder or thereunder, and Lender may grant written waivers or consents to a departure from the due performance of the obligations of Loan Parties hereunder or thereunder.  Such agreements, waivers or consents will bind all Loan Parties, provided however, that unless otherwise provided by the terms of this Agreement, no agreement, waiver or consent which could modify the interests, rights or obligations of Lender will be effective without the written consent, waiver or agreement of Lender.  The Loan Parties hereby expressly and knowingly acknowledge and agree that the provisions of this Section 10.1 shall apply to any amendments, changes, waivers or consents which increase the risk of any Loan Party.  Notwithstanding anything herein to the contrary, Lender may modify this Agreement for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that Lender shall thereafter send a copy of any such modification to  Borrower (which notice may be given by electronic mail to Borrower).  No course of dealing and no delay or failure of Lender in exercising any right, power, remedy or privilege under this Agreement or any other the Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of Lender under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.  Any amendment or modification of this Agreement or any other Loan Document and any waiver, permit, consent or approval of any kind or character on the part of Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be a writing signed by Lender and shall be effective only to the extent specifically set forth in such writing.

10.2                        Reimbursement and Indemnification of Lender by Borrower; Impositions.  Borrower unconditionally agrees to pay or reimburse Lender and hold Lender harmless from and against (a) liability for the payment of all reasonable out of pocket costs, expenses and disbursements, including, but not limited to, fees and expenses of Lender’s Consultants (as hereinafter defined), incurred by Lender (i) in connection with the development, negotiation, preparation, administration, printing, execution, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any amendments, waivers or consents requested by Borrower pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, it being expressly understood that in the event of a judgment on the Loan, Borrower shall pay all costs and expenses incurred by Lender in satisfying such judgment, including, without limitation, reasonable fees and expenses of Lender’s counsel and such agreement by Borrower to pay all post judgment costs and expenses is absolute and unconditional and (A) shall survive and not merge into the entry of such judgment and (B) shall not be limited regardless of whether (or to the extent) Lender exercises any available rights or remedies against the Collateral, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any claim threatened or asserted against Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by Lender hereunder or thereunder.  For the purposes of the foregoing, the term “Lender’s Consultants” shall mean the Inspecting Architect, appraisers and Lender’s legal counsel, insurance consultants, environmental consultants, accountants, financial consultants and other third party consultants retained pursuant to the Loan Documents in connection with the foregoing.  In addition, Borrower agrees to reimburse and pay all reasonable out of pocket expenses of Lender’s regular employees and agents periodically to perform audits of the Loan Parties’ books, records and business properties; provided such expenses shall not exceed $2,500 per calendar year.

10.3                        Holidays.  Whenever payment of any portion of the Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Loan Requests/Interest Periods] hereof with respect to Interest Periods under the LIBOR Rate Option) and such extension of time may be included in computing interest and fees, except that the Loan shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time may not be included in computing interest or fees, if any, in connection with such payment or action.

10.4                        Funding by Branch, Subsidiary or Affiliate.

(a)                                 Notional Funding.  Lender shall have the right from time to time, without notice to Borrower, to deem any branch, subsidiary or Affiliate (which for the purposes of this Section 10.4 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls Lender) of Lender to have made, maintained or funded any portion of the Loan to which the LIBOR Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from Borrower to such other office), and as a result of such change, Borrower would not be under any greater financial obligation pursuant to Section 3.11 [Additional Compensation in Certain Circumstances] hereof than it would have been in the absence of such change.  Notional funding offices may be selected by Lender without regard to Lender’s actual methods of making, maintaining or funding the Loan or any sources of funding actually used by or available to Lender.

(b)                                 Actual Funding.  Lender shall have the right from time to time to make or maintain any portion of the Loan by arranging for a branch, subsidiary or Affiliate of Lender to make or maintain such portion of the Loan subject to the last sentence of this Section 10.4(b).  If Lender causes a branch, subsidiary or Affiliate to make or maintain any portion of the Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such portion of the Loan to the same extent as if such portion of the Loan were made or maintained by Lender, but in no event shall Lender’s use of such a branch, subsidiary or Affiliate to make or maintain any part of the Loan hereunder cause Lender or such branch, subsidiary or Affiliate to incur any cost or expenses payable by Borrower hereunder or require Borrower to pay any other compensation to Lender (including any expenses incurred or payable pursuant to Section 3.11 [Additional Compensation in Certain Circumstances] hereof) which would otherwise not be incurred.

10.5                        Notices.  Any notice, request, demand, direction or other communication (for purposes of this Section 10.5 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission has previously been delivered to the applicable parties hereto by another means set forth in this Section 10.5) in accordance with this Section 10.5.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) attached hereto or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.5.  Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)                                  In the case of facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(d)                                 In the case of electronic transmission, when actually received; and

(e)                                  If given by any other means (including by overnight courier), when actually received.

10.6                        Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7                        Governing Law.  This Agreement shall be deemed to be a contract under the State of North Carolina and for all purposes shall be governed by and construed and enforced in accordance with the internal Laws of the State of North Carolina without regard to its conflict of laws principles.

10.8                        Prior Understanding.  This Agreement and the other Loan Documents, supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.9                        Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of the Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by Lender, the making of the Loan, or payment in full of the Obligations in each case.  All covenants and agreements of the Loan Parties contained in Article 4 [Affirmative Covenants], Article 5 [Negative Covenants] and Article 7 [Reporting Requirements] hereof shall continue in full force and effect from and after the date hereof until payment in full of the Obligations.  All covenants and agreements of Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note and Section 3.11 [Additional Compensation in Certain Circumstances] and Section 10.2 [Reimbursement and Indemnification of Lender by Borrower; Impositions] hereof, shall survive payment in full of the Obligations.

10.10                 Successors and Assigns.

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of Lender and the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and obligations hereunder or any interest herein.  Lender may, at its own cost, make assignments of or sell participations in all or any part of the Loan.

Upon surrender of any Note subject to such assignment, Borrower shall execute and deliver a replacement note or notes.

(b)                                 Notwithstanding any other provision in this Agreement, Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, the Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of Borrower or Lender.  No such pledge or grant of a security interest shall release Lender of its obligations hereunder or under any other Loan Document.

(c)                                  The Loan Parties agree to make modifications to the Loan Documents required by a prospective assignee so long as such modification (1) is necessary to effectuate a partial assignment of the Loan, (2) does not relate to the Expiration Date, the aggregate amount of the Loan or any fee, rate of interest or other amount payable by such Loan Party, and (3) does not affect the Loan Parties’ rights or obligations under the Loan Documents in a material adverse manner.  Permitted modifications will include those relating to the relationship between Lender and any prospective assignee.

10.11                 Confidentiality.

(a)                                 Lender agrees to keep confidential all information obtained from any Loan Party which Lender knows is nonpublic and confidential or proprietary in nature (including any information Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby.  Lender shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.10 [Successors and Assigns] hereof, (iii) to the extent requested by any bank regulatory authority or, with notice to Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if Borrower shall have consented to such disclosure.  Lender shall satisfy its obligations to maintain confidentiality pursuant to this Section 10.11 if Lender utilizes the same control (but no less than reasonable) as it would employ to avoid disclosure of its own confidential information of similar importance. This obligation in this Section 10.11 shall have no force or effect following one (1) year after indefeasible payment of the Loan.

(b)                                 Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by Lender or by one or more subsidiaries or Affiliates of Lender and each of the Loan Parties hereby authorizes Lender to share any information delivered to Lender by such Loan Party pursuant to this Agreement, or in connection with the decision of Lender to enter into this Agreement, to any such subsidiary or Affiliate of Lender, it being understood that any such subsidiary or Affiliate of Lender receiving such information shall be bound by the provisions of this Section 10.11 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the Loan.

10.12                 Counterparts.  This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.13                 Lender’s Consent.  Except as otherwise expressly provided in this Agreement or any of the other Loan Documents, whenever Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

10.14                 Exceptions.  The representations and warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.15                 Consent to Forum.  BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE COUNTY OR JUDICIAL DISTRICT WHERE THE PROJECT IS LOCATED, AND ANY APPELLATE COURT FROM ANY OF THE FOREGOING, PROVIDED THAT NOTHING CONTAINED HEREIN WILL PREVENT LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESSES PROVIDED FOR IN SECTION 10.5 [NOTICES] HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.  BORROWER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

10.16                 No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the Loan Parties and Lender.  No trust fund is created by this Agreement and no other Persons or entities will have any right of action under this Agreement or any right against Lender to obtain any proceeds of the Loan.

10.17                 Authority to File Notices.  Borrower irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, to file for record, at Borrower’s cost and expense and in

Borrower’s name, any notices that Lender considers reasonably necessary or desirable to protect the Collateral.

10.18                 Signs; Publicity.  Borrower may, at Borrower’s expense, erect a sign or signs as reasonably approved by Lender upon the Land and Improvements at any reasonable location indicating the source of the development and construction financing.  The announcement of, and the issuance of any publicity with respect to, the Loan and the transactions contemplated hereby shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld or delayed.  To the extent permitted by law, at the request of Lender, Borrower shall, at Lender’s expense, install a sign(s) of Lender’s choosing on the Land, stating that construction financing is provided by Lender.  Borrower shall obtain any necessary approvals required to display such sign(s).  Any such sign(s) shall be located at or near the entrance to the project or at another mutually acceptable location which will permit the viewing of the sign(s) by the public and shall be removed upon the earlier of the Completion Date or the Expiration Date.

10.19                 Interpretation.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender.  The captions of the articles, sections, schedules and exhibits of this Agreement are for convenience only and do not define or limit any terms or provisions.  In the event of a conflict between the terms of the other Loan Documents and the terms of this Agreement, the terms of this Agreement shall control.

10.20                 Status of Parties.  It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Loan Documents shall be construed to constitute a partnership, joint venture or co tenancy among the Loan Parties or Lender.

10.21                 Brokerage Fee.  The Loan Parties represent to Lender that no broker or other Person is entitled to a brokerage fee or commission as a result of the Loan Parties’ actions or undertakings in connection with the financing of the Improvements and agrees to hold Lender harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

10.22                 Dispute Resolution.

(i)                                     Arbitration of Disputes.  Borrower and Lender shall submit any and all disputes arising out of or relating to this Agreement or the breach thereof (a “Dispute”) to binding arbitration pursuant to and in accordance with the AAA Commercial Arbitration Rules and, where applicable, the Supplementary Rules for Large, Complex Commercial Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Such arbitration shall be conducted in a mutually acceptable location and any arbitrator shall have experience in real estate finance and development.  The procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that Borrower or Lender may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding.  The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration.  Nothing herein shall in any way limit or modify any remedies available to Lender under the Loan Documents or otherwise at law or in equity.

(ii)                                  Motion Practice.  In any arbitration hereunder, the arbitrator(s) shall decide any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

(iii)                               Discovery.  Discovery shall be limited to the pre-hearing exchange of all documents which Borrower and Lender intend to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

(iv)                              Sequential Hearing Days.  At the administrative conference conducted by the AAA, Borrower and Lender and the AAA shall determine how to ensure that the hearing is started and completed on sequential hearing days.  Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties’ intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

(v)                                 Award.  The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which such award is based.

(vi)                              Fees and Expenses.  Borrower and Lender shall each bear equally all fees and costs and expenses of the arbitration, and each  shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitration panel shall award to a party substantially all relief sought by such party, then, notwithstanding any applicable governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party and such costs, fees and expenses shall be included in such award.

(vii)                           Confidentiality of Disputes.  The entire procedure shall be confidential and none of the parties nor arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives.  No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

10.23                 Time of Essence.  Time is of the essence with respect to each obligation of the Loan Parties and Lender hereunder.

10.24                 USA Patriot Act Notice.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies Borrower that opens an account.  What this means: when Borrower opens an account, Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow Lender to identify Borrower, such as organizational documents. For some businesses and organizations, Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CONSTRUCTION LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Construction Loan Agreement under seal as of the day and year first above written with the intent to be legally bound hereby.

BORROWER:

FMF MOREHEAD LLC, a Delaware limited liability company

By:	Forestar (USA) Real Estate Group Inc., a Delaware corporation, its sole member

	By:	/s/ Charles D. Jehl	[SEAL]
	Name:	Charles D. Jehl
	Title:	Chief Financial Officer and Treasurer

STATE OF COLORADO	)
) ss:
COUNTY OF DENVER	)

On this, the 15th  day of October, 2015, before me, a Notary Public, the undersigned officer, personally appeared Charles D. Jehl, who acknowledged himself to be the Chief Financial Officer and Treasurer of Forestar (USA) Real Estate Group Inc., a Delaware corporation, the sole member of FMF MOREHEAD LLC, a Delaware limited liability company, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Natalie Bell
Notary Public
OF Colorado
My commission expires: June 2, 2019

[SIGNATURE PAGE TO CONSTRUCTION LOAN AGREEMENT]

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Richard Trzybinski
Name:	Richard Trzybinski
Title:	Senior Vice President

JOINDER OF GUARANTOR

The undersigned (“Guarantor”) hereby joins in this Construction Loan Agreement, solely for the purpose of making the representations and warranties with respect to it contained in Article 8 of this Construction Loan Agreement and for the purpose of covenanting and agreeing to be bound by the covenants and agreements with respect to it contained in Article 4, Article 5 and elsewhere in this Construction Loan Agreement.

GUARANTOR:

FORESTAR GROUP INC., a Delaware corporation

By:	/s/ Charles D. Jehl	[SEAL]
Name:	Charles D. Jehl
Title:	Chief Financial Officer and Treasurer

STATE OF COLORADO	)
) ss:
COUNTY OF DENVER	)

On this, the 15th day of October, 2015, before me, a Notary Public, the undersigned officer, personally appeared Charles D. Jehl, who acknowledged himself to be the Chief Financial Officer and Treasurer of FORESTAR GROUP INC., a Delaware corporation, and that he, in such capacity, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of said corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Natalie Bell
Notary Public
OF Colorado
My commission expires: June 2, 2019